Execution Version

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

ASSET PURCHASE AGREEMENT
By and Among
MONDEE HOLDINGS, INC. AND ITS SUBSIDIARIES PARTY HERETO
as Sellers
and
MONDEE PURCHASER, LLC
as Purchaser
Dated as of February 18, 2025

TABLE OF CONTENTS
Section 1.1    Certain Definitions    1
Section 1.2    Schedules; Exhibits    17
Section 1.3    Information    17
Section 1.4    Interpretation    17
ARTICLE II PURCHASED SALE OF ASSETS; ASSUMPTION OF LIABILITIES    18
Section 2.1    Purchase and Sale of Assets    18
Section 2.2    Excluded Assets    20
Section 2.3    Assumed Liabilities    21
Section 2.4    Excluded Liabilities    22
Section 2.5    Contract, Benefit Plan and Asset Designation Rights    23
ARTICLE III PURCHASE PRICE    26
Section 3.1    Purchase Price    26
Section 3.2    Allocation of Purchase Price    26
Section 3.3    Withholding Rights    27
ARTICLE IV CLOSING    27
Section 4.1    The Closing    27
Section 4.2    Deliveries at the Closing    27
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLERS    29
Section 5.1    Organization, Standing and Power    30
Section 5.2    Authority; Noncontravention    30
Section 5.3    Real Properties    30
Section 5.4    Assets; Sufficiency of and Title to the Purchased Assets    32
Section 5.5    Intellectual Property    32
Section 5.6    Privacy and Data Security.    34
Section 5.7    Litigation; Governmental Investigations    35
Section 5.8    Material Contracts; Debt Instruments.    35
Section 5.9    Employees; Labor Matters    37
Section 5.10    Benefit Plans    38
Section 5.11    Licenses    39
Section 5.12    Restrictions on Business Activities    39
Section 5.13    Insurance    39
Section 5.14    Environmental Matters    40
Section 5.15    No Brokers    40
Section 5.16    Taxes.    40
Section 5.17    Material Suppliers    42
Section 5.18    Material Customers    42
Section 5.19    Transactions with Related Parties    42
Section 5.21    No Other Representations    43
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER    43
i

Section 6.1    Organization, Standing and Power    43
Section 6.2    Authority; Noncontravention    43
Section 6.3    Financial Ability    44
Section 6.4    No Brokers    44
Section 6.5    No Other Representations    44
ARTICLE VII COVENANTS    45
Section 7.1    Conduct of Business Pending Closing    45
Section 7.2    Access to Information    48
Section 7.3    Consents    48
Section 7.4    Further Assurances; Support of Transaction    48
Section 7.5    Bankruptcy Covenants    49
Section 7.6    Employee Matters    50
Section 7.7    Use of Name    53
Section 7.8    License Approvals    54
Section 7.9    Access to Insurance Policies    54
Section 7.10    Public Announcements    54
Section 7.11    Seller Confidentiality    55
Section 7.12    Sale Free and Clear    55
Section 7.13    Wrong Pocket    55
Section 7.14    Seller Disclosure Schedule and Additional Schedules    56
ARTICLE VIII TAX MATTERS    56
Section 8.1    [Reserved].    56
Section 8.2    Transfer Taxes    56
Section 8.3    Cooperation on Tax Returns and Tax Proceedings    56
Section 8.4    Property Taxes    57
Section 8.5    Apportionment    57
Section 8.6    Tax Structure.    57
Section 8.7    Bulk Sales Laws.    57
ARTICLE IX CONDITIONS    57
Section 9.1    Conditions to Each Party’s Obligations    57
Section 9.2    Conditions to the Obligations of Purchaser    58
Section 9.3    Conditions to the Obligations of Sellers    58
ARTICLE X TERMINATION procedures    59
Section 10.1    Termination    59
Section 10.2    Fees and Expenses    60
ARTICLE XI NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS    61
Section 11.1    No Survival of Representations and Warranties and Certain Covenants    61
ARTICLE XII MISCELLANEOUS    61
Section 12.1    Governing Law    61
ii

Section 12.2    Jurisdiction; Forum; Service of Process; Waiver of Jury    61
Section 12.3    Successors and Assigns    62
Section 12.4    Entire Agreement; Amendment    62
Section 12.5    Notices    62
Section 12.6    Delays or Omissions    63
Section 12.7    Counterparts    63
Section 12.8    Severability    63
Section 12.9    Titles and Subtitles    63
Section 12.10    No Public Announcement    64
Section 12.11    Specific Performance    64
Section 12.12    Non-Recourse.    64
Section 12.13    Action by Sellers    65
Section 12.14    Third Party Beneficiaries    65
Section 12.15    Fiduciary Obligations    65

SCHEDULE INDEX

Schedule I    PURCHASED CONTRACTS
Schedule II    PURCHASED REAL PROPERTY LEASES
Schedule III        ASSUMED BENEFIT PLANS
Schedule IV        PURCHASED EQUITY SECURITIES
Schedule V        ASSUMED LIABILITIES
Schedule VI        CONSENTS OF THIRD PARTIES

EXHIBIT INDEX

Exhibit A        FORM OF SALE ORDER
Exhibit B        FORM OF BID DIRECTION LETTER
Exhibit C        FORM OF MUTUAL RELEASE AGREEMENT

iii

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 18, 2025, is made by and among (i) Mondee Purchaser, LLC, a Delaware limited liability company (“Purchaser”), (ii) Mondee Holdings, Inc., a Delaware corporation (“Parent”), (iii) Mondee Holdings II, LLC, a Delaware limited liability company (“Holdings II”), and (iv) Mondee, Inc., a Delaware corporation (“Mondee Inc.”, and together with Parent, Holdings II, and their direct and indirect subsidiaries that are debtors in the Bankruptcy Cases, “Sellers”).
WHEREAS, on January 14, 2025 (the “Petition Date”), Sellers commenced voluntary cases (the “Bankruptcy Cases”) under chapter 11 of title 11, United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
WHEREAS, Sellers will continue to operate their businesses and manage their properties as debtors and debtors in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code; and
WHEREAS, Purchaser desires to purchase and assume from Sellers, and Sellers desire to sell and transfer to Purchaser, pursuant to Sections 363 and 365 of the Bankruptcy Code, all of the Purchased Assets and Assumed Liabilities on the terms and subject to the conditions set forth in this Agreement (the “Sale”).
NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1Certain Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
“Accounts Receivables” means as of the Closing Date, all accounts receivables, trade receivables, notes receivables, and other miscellaneous receivables, whether current or overdue, of any Seller (or any Purchased Entity) arising out of the Purchased Assets (and including all credit card receivables, funds in transit, deposits and other receivables from customers and other payments/fees), allowances due from landlords under (and rent accounts receivables with respect to) any Purchased Real Property Lease, and general vendor rebates, discounts and credits and all other amounts owed to Sellers, together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon, including all causes of action pertaining to the collection of amounts payable, or that may become payable, to Sellers with respect to products sold or services performed on or prior to the Closing Date.
“Action” means any complaint, claim, charge, prosecution, indictment, action, suit, arbitration, audit, hearing, litigation, inquiry, investigation or proceeding (whether civil, criminal, administrative, or investigative) by or before any Governmental Authority or any arbitration tribunal.
“Administrative Expenses” means, collectively, the expenses (i) incurred by Sellers on or after the Petition Date and (ii) that are entitled to priority under Section 503 of the Bankruptcy Code.

“Affiliate” of any Person means any other Person who either directly or indirectly through one or more intermediaries is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, partnership interests or by contract, assignment, credit arrangement, as trustee or executor, or otherwise, and the terms “controls,” “controlling” and “controlled by” shall have correlative meanings. With respect to Purchaser, the term “Affiliate” shall also include its managers or members or similar Persons, and any other entity controlled by the same managers or members or similar Persons as Purchaser (as the case may be); provided that such term shall not include any portfolio companies or managed accounts.
“Agreement” has the meaning set forth in the Preamble.
“Allocation Schedule” has the meaning set forth in Section 3.2.
“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, assignment for the benefit of creditors, merger, amalgamation, acquisition, consolidation, dissolution, financing proposal, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture, partnership or similar transaction or series of transactions involving any Seller (or any Purchased Entity) or the Equity Securities or debt or other interests in any Seller (or any Purchased Entity) or a material portion of the Purchased Assets or the assets of the Purchased Entities, in each case, with one or more Persons other than Purchaser or its Affiliates.
“Apportioned Obligations” has the meaning set forth in Section 8.4.
“Assignment Agreements” has the meaning set forth in Section 4.2(a)(i).
“Assumed Benefit Plans” means each Benefit Plan which are designated by Purchaser in its sole and absolute discretion to be assumed and assigned pursuant to Section 2.5, each of which shall be set forth on Schedule III, as finalized in accordance with the terms and conditions of this Agreement. For the avoidance of doubt, any Benefit Plan not set forth on Schedule III shall constitute an Excluded Asset.
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Assumed Obligations” means the First Out DIP Obligations or, to the extent not rolled up or refinanced pursuant to a DIP Order, the Pre-Petition First Out Obligations.
“Auction” has the meaning set forth in the Sale Procedures.
“Avoidance Actions” means all claims and causes of action arising under Sections 542 through 553 of the Bankruptcy Code or any analogous state law.
“Balance Sheet Date” has the meaning set forth in Section 5.20(b).
“Bankruptcy Cases” has the meaning set forth in the Recitals.
“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.
“Bankruptcy-Related Default” means any default or breach of a Contract that is not entitled to cure under Section 365(b)(2) of the Bankruptcy Code, including a default or breach relating to the filing of the Bankruptcy Cases or the financial condition of Sellers.
“Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA or any similar plan subject to Laws of a jurisdiction outside of the United States), whether or not subject to ERISA, (ii) each employment, consulting, contractor, advisor or other service agreement or arrangement, (iii) each severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, tax gross-up, employee loan, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (iv) each profits interest unit and each other compensatory unit option, restricted unit, performance unit, unit appreciation, deferred unit or and each other equity or equity-linked plan, program, arrangement, agreement, policy or commitment, and (v) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and each other compensation or employee benefit plan, program or arrangement of any kind, in each case whether written or unwritten, qualified or non-qualified, maintained, sponsored or contributed to by any Seller (or any Purchased Entity), any of their respective ERISA Affiliates or under which any Seller (or any Purchased Entity), any of their respective ERISA Affiliates has any Liability to provide compensation or benefits to or for the benefit of any of its current or former service providers, or the spouses, beneficiaries or other dependents thereof.
“Bid Direction Letter” means the Credit Bid Direction Letter, substantially in the form and substance attached hereto as Exhibit B.
“Books and Records” means all books, records, files, advertising materials, customer lists, cost and pricing information, business plans, catalogs, customer literature, quality control records and manuals, research and development files, records and credit records of customers (including all data and other information stored on discs, tapes or other media or in the cloud) to the extent used (or held for use) in or to the extent relating to the operation of the Business or the ownership of the Purchased Assets (including information relating to strategic plans and practices, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods), and including, for the avoidance of doubt, each of the foregoing to the extent owned or held by, or otherwise related to, any Purchased Entity, but excluding the Excluded Books and Records.
“Business” means the business of Sellers (and the Purchased Entities), including technologies, operating systems and services that facilitate travel transactions.
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York.
“Business Systems” has the meaning set forth in Section 5.5.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, which was enacted on March 27, 2020 (as it may be amended and modified).
“Claim” has the meaning set forth in Section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 4.1.
“Closing Date” has the meaning set forth in Section 4.1.
“COBRA” means the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in IRC Section 4980B and ERISA Sections 601 et seq., as amended from time to time, and the regulations and other guidance promulgated thereunder and any other similar provisions of state or local Law.
“Collective Bargaining Agreements” means any collective bargaining agreements between any Seller (or any Affiliate thereof, including any Purchased Entity) and any labor union or other representative of current employees of any Seller or any Affiliate thereof (including any Purchased Entity), and including local agreements, amendments, supplements, letters and memoranda of understanding of any kind.
“Confidentiality Agreement” means any confidentiality provision or agreement between or among one or more of Sellers, on the one hand, and Purchaser (or any of its Affiliates) or a third party, on the other hand, which relates to the transactions contemplated by this Agreement.
“Consent” means any consent, approval, franchise, order, License, Permit, waiver, authorization, registration, declaration filing, exemption, notice, application, or certification, including all Regulatory Approvals, made with or granted by any Person.
“Contract” means any legally binding agreement, contract, instrument, commitment, lease (including all Leases), guaranty, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between parties or by one party in favor of another party, whether written or oral. Notwithstanding anything contained in this Agreement to the contrary, solely for the purposes of the definition “Purchased Contract”, Purchased Real Property Leases shall not constitute a Contract.
“Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, and (iii) Sections 412 and 4971 of the IRC.
“Copyright Licenses” means any written agreement naming any Seller or any Purchased Entity as licensor or licensee, granting any right under any Copyright.
“Copyrights” means: (i) all copyrights and works of authorship (whether registered or unregistered), all registrations thereof, and all applications in connection therewith, including all registrations, and applications in the United States Copyright Office or in any similar office or agency of any other Governmental Authority, and (ii) all extensions or renewals thereof.
“COVID-19 Relief Law” means the CARES Act and any similar or successor legislation, together with any memoranda or executive orders relating to COVID-19.
“Credit Bid” has the meaning set forth in Section 3.1.
“Cure Costs” means all amounts that must be paid and all obligations that otherwise must be paid or satisfied, pursuant to Sections 365(b)(1)(A) and (B) of the Bankruptcy Code to cure any defaults under any Purchased Real Property Lease or Purchased Contract in connection with the assumption thereof by, and/or assignment thereof to, Purchaser pursuant to Section 2.5.

“Cure Costs Cap” has the meaning set forth in Section 2.3(b).
“Debtor” has the meaning ascribed to the term “Debtor” in the DIP Financing Agreement.
“Developer” has the meaning set forth in Section 5.5(i).
“DIP Agent” means TCW Asset Management Company LLC, in its capacity as Administrative Agent under the DIP Financing Agreement.
“DIP Financing Agreement” means the Secured Superpriority Debtor-In-Possession Financing Agreement, dated January 17, 2025, by and among (i) Parent, (ii) Holdings II, (iii) Mondee Inc., (iv) the other borrowers and guarantors party thereto, (v) the lenders from time to time party thereto, and (vi) the DIP Agent, as amended, restated, supplemented or otherwise modified from time to time.
“DIP Lenders” means all Persons who are lenders under the DIP Financing Agreement, each in its capacity as such.
“DIP Loans” has the meaning ascribed to the term “Loan” in the DIP Financing Agreement.
“DIP Obligations” has the meaning ascribed to the term “Obligations” in the DIP Financing Agreement.
“DIP Order” has the meaning ascribed to the term “DIP Order” in the DIP Financing Agreement, including the Interim DIP Order and the Final DIP Order.
“Employee Retention Credits” means any employee retention credit provided for by the CARES Act (including as amended by the Consolidated Appropriations Act, 2021, and the American Rescue Plan Act of 2021) and any similar credit under state or local Law.
“Employees” has the meaning set forth in Section 5.9(a).
“End Date” has the meaning set forth in Section 10.1(b).
“Environmental Claim” means any Action, Order, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, alleging any Liability arising out of, based on, or resulting from: (i) the presence, Environmental Release of, or exposure to, any Hazardous Materials; or (ii) any actual or alleged non-compliance with any Environmental Law (including any term or condition of any Permit issued pursuant to any Environmental Law).
“Environmental Laws” means any applicable Law (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety (to the extent relating to Hazardous Materials), or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.
“Environmental Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or migrating into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Equity Securities” means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation (however designated), and any warrants, options or other rights to purchase or acquire any such capital stock and any securities convertible into or exchangeable or exercisable for any such capital stock, (ii) with respect to any partnership, all partnership interests, participations or other equivalents of partnership interests of such partnership (however designated), and any warrants, options or other rights to purchase or acquire any such partnership interests and any securities convertible into or exchangeable or exercisable for any such partnership interests and (iii) with respect to any limited liability company, all limited liability company interests or membership interests, participations or other equivalents of limited liability company interests or membership interests of such limited liability company (however designated), and any warrants, options or other rights to purchase or acquire any such membership interests and any securities convertible into or exchangeable or exercisable for any such membership interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and any regulations promulgated thereunder.
“ERISA Affiliate” means any Person other than a Seller that, together with any Seller, is required to be treated as a single employer for purposes of ERISA or the IRC (including under Section 414(b), (c), (m) or (o) of the IRC or Section 4001 of ERISA), at any relevant time.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Books and Records” means (i) book and records relating solely to the Excluded Assets or Excluded Liabilities (including information stored on the computer systems, data networks or servers of any Seller), (ii) Sellers’ Fundamental Documents and stock and minute books (provided that, the Purchased Entities’ Fundamental Documents and stock and minute books shall not constitute Excluded Books and Records), and (iii) any books, records or other documents which any Seller is prohibited by applicable Law from delivering to Purchaser at Closing.
“Excluded Cash” means, subject in all respects to the DIP Financing Agreement, the cash on hand and cash drawn by Sellers under the DIP Financing Agreement in an amount equal to (i) after taking into account any amounts held by any Seller or estate professionals, or any funds of Sellers held in escrow or reserves with respect to the fees and expenses of any Sellers’ estate professionals, an amount sufficient to satisfy the estimated accrued professional fees and expenses of estate professionals as of the Closing Date (but only to the extent that such fees of such Sellers’ estate professionals are included in the Carve-Out or the Professional Fee Reserve (as defined in the DIP Financing Agreement) in accordance with the Approved Budget (as defined in the DIP Financing Agreement)), plus (ii) an amount sufficient to pay all ordinary course Administrative Expenses arising or incurred on or after the Petition Date and that are accrued and unpaid as of the Closing and any other claims for payroll, compensation, accrued paid time off (but only to the extent required by applicable Law), taxes or other liabilities (in each case, through the Closing Date) that if not paid would reasonably be expected to result in personal liability of any current officer or director of Sellers or any Purchased Entity or their respective subsidiaries (but only to the extent such Administrative Expenses are not Assumed Liabilities), and not professional fees or expenses, and plus (iii) the Wind-Down Amount (which shall be used solely to fund the Wind-Down Expenses); provided that if cash on hand and cash drawn under the DIP Financing Agreement is not sufficient to fund all cash of the amounts of (i), (ii) and (iii) in this definition of “Excluded Cash”, Purchaser shall fund an amount in cash at Closing equal to the sum of each of (i), (ii) and (iii) in this definition of “Excluded Cash” to an account or accounts controlled by Sellers.
“Excluded Employee Liabilities” means the following Liabilities of Sellers or any of their respective Affiliates or ERISA Affiliates (or any predecessors of any of the foregoing) relating to any current or former employee or other service provider of any of the foregoing, or any spouse, dependent, or beneficiary thereof: (i) any Liability (including to the IRS or United States Department of Labor, under ERISA or the Internal Revenue Code or otherwise) arising at any time under or in connection with any Benefit Plan (including all assets, trusts, insurance policies and administration service contracts related thereto) (in each case, other than as expressly provided in Section 2.3(c)(ii) with respect to an Assumed Benefit Plan); (ii) any Liability that constitutes a Pre-Closing COBRA Liability or a Pre-Closing WARN Act Liability; (iii) any Controlled Group Liability; (iv) any Liability arising in connection with the actual or prospective employment or engagement, the retention and/or discharge by Sellers or any of their respective Affiliates or ERISA Affiliates (or any predecessors of any of the foregoing) of any current or former employee or other service provider of any of the foregoing; and (v) any employment, labor, compensation, pension, employee welfare, and employee-benefits-related Liabilities relating to any current or former employee or other service provider of Sellers or any of their respective Affiliates or ERISA Affiliates (or any predecessors of any of the foregoing), or any spouse, dependent, or beneficiary thereof, including but not limited to all Liabilities related to or arising out of claims made by any such Person (a) for any statutory or common law severance or other separation benefits, (b) for any contractual or other severance or separation benefits and any other legally-mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court, tribunal, or other authority having jurisdiction over the parties hereto), (c) with respect to any unfair labor practice, (d) under any unemployment compensation or workers’ compensation Law, (e) under any federal, state, local, or non-U.S. employment Law or other Law relating to employment, discrimination, classification, wages and hours (including claims or Liabilities related to the Fair Labor Standards Act and any similar state, local, or non-U.S. Law), or immigration, or (f) relating to any obligation to inform or consult with employees or other service providers, employee representatives, unions, works councils, or other employee representative bodies in connection with the transactions contemplated by this Agreement and the other Transaction Documents, in each case, (I) except as set forth in the following clause (II), associated with any current or former employee or other service provider of Sellers or any of their respective Affiliates or ERISA Affiliates (or any predecessors of any of the foregoing), or any spouse, dependent, or beneficiary thereof, arising at any time, or (II) associated with any Transferred Employee, arising on or prior to the Closing Date (excluding, for the avoidance of doubt in the case of this clause (II), Liabilities in respect of go-forward compensation and benefits arrangements offered by Purchaser to Transferred Employees following their commencement of employment with Purchaser in accordance with Section 7.6).
“Excluded Insurance Policies” means all directors and officers insurance policies (including any tail or runoff policy) and any other insurance policy of Sellers which (i) relate solely to the Excluded Assets, (ii) are required to cover claims or expenses in the Bankruptcy Cases or (iii) are required to be retained by Sellers in connection with the wind-down of Sellers’ bankruptcy estate following the Closing.
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Final DIP Order” has the meaning ascribed to the term “Final DIP Order” in the DIP Financing Agreement.

“Final Order” means, as applicable, an Order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, that has not been reversed, stayed, modified, or amended and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing has been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.
“First Out DIP Loans” means the New Money DIP Term Loan A and the First Out Roll-Up Loans (each as defined in the DIP Order).
“First Out DIP Obligations” means the DIP Obligations on account of the First Out DIP Loans.
“First Out Obligations” means the Prepetition First Out Obligations (as defined in the DIP Order).
“Fundamental Documents” means the documents of a Person (other than a natural person) by which such Person establishes its legal existence or which govern its internal affairs. For example, the Fundamental Documents of a corporation would be its charter and bylaws and the Fundamental Documents of a limited liability company would be its certificate of formation and limited liability company agreement or operating agreement.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“General Intangibles” means all intangible assets now owned or hereafter acquired by any Seller, including all right, title and interest that such Seller may now or hereafter have in or under any Contract, all payment intangibles, rights in customer lists, Intellectual Property, interest in business associations, Licenses, permits, proprietary or confidential information, technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, rights in models, rights in drawings, goodwill, uncertificated securities, checking and other bank accounts, rights to receive Tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Equity Securities and investment property, and rights of indemnification.
“Governmental Authority” means any (i) nation, state, province, tribal, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, provincial, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any government agency, ministry, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Hazardous Materials” means any substance, material or waste that is regulated, defined or classified as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, including petroleum or any fraction or by-product thereof, asbestos, asbestos-containing materials, polychlorinated biphenyls, any radioactive substance, radon, lead-based paint or toxic mold.

“Indebtedness” means, with respect to any Person, without duplication:
(i)obligations of such Person for borrowed money, or otherwise evidenced by bonds, debentures, notes or similar instruments;
(ii)all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, other than any such obligation made in the ordinary course of business;
(iii)all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person’s business);
(iv)all obligations of such Person under Leases that have been or should be treated, in accordance with GAAP, as capitalized lease obligations of such Person;
(v)all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, other than any such obligation made in the ordinary course of business;
(vi)all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof);
(vii)all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business); and
(viii)all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.
“Instruments” means all “instruments,” as such term is defined in the UCC, now owned or hereafter acquired by any Seller, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, chattel paper.
“Intellectual Property” means any and all Patents, Copyrights, Trademarks, Trade Secrets, Software, and internet domain names and social media accounts, and other intellectual property, owned or purported to be owned by any Seller (or any Purchased Entity) and developed for, acquired for, used or held for use in connection with, the Business, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Intellectual Property Agreements” means all Copyright Licenses, Patent Licenses, Trademark Licenses and all other Contracts relating to the license, development or use of any Intellectual Property.
“Interim DIP Order” means that certain Interim Order (I) Authorizing the Debtors to Obtain Postpetition Senior Secured Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Status, (IV) Granting Adequate Protection, (V) Modifying the Automatic Stay, (VI) Scheduling a Final Hearing, and (VII) Granting Related Relief entered at Docket No. 62.
“Inventory” means all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired or used (or held for use) by any Seller (or any Purchased Entity), wherever located, and, without limiting the foregoing, all (i) inventory, (ii) merchandise, (iii) goods and other personal property, (iv) raw materials, work or construction in process, (v) finished goods, returned goods, or materials or supplies of any kind, nature or description and (vi) products, equipment, and appliances, whether owned or on order, including all embedded software.
“IP Assignment Agreements” has the meaning set forth in Section 4.2(a)(vi).
“IRC” means the Internal Revenue Code of 1986, as amended.
“IRS” means the Internal Revenue Service.
“Knowledge of Sellers” means the actual knowledge of each of (i) Prasad Gundumogula and (ii) Jesus Portillo, after reasonable inquiry of their respective direct reports but without further investigation.
“Laws” means any federal, state, provincial, local, or foreign law (including common law), statute, treaty, ordinance, rule, regulation, Order, code, proclamation, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority.
“Leased Real Estate” has the meaning set forth in Section 5.3(b).
“Leases” means each lease, license or other agreement for use and occupancy of real or personal property leased, licensed or otherwise granted (other than in fee, as to real property) to any Seller (or any Purchased Entity).
“Liability” means any liability (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, direct, conditional, implied, vicarious, derivative, joint, several or secondary liability), debt, obligation, deficiency, interest, Tax, penalty, fine, penalty, claim, demand, judgment, cause of action or other loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.
“License” means any licenses, franchises, Consents, approvals and any Permits, including Permits of or registrations with any Governmental Authority; but expressly excluding any license or sublicense of Intellectual Property.
“License Approvals” has the meaning set forth in Section 7.8.
“Liens” means any mortgage, pledge, hypothecation, security interest, encumbrance, easement, license, encroachment, servitude, consent, option, lien (as defined in Section 101(37) of the Bankruptcy Code), put or call right, right of first refusal, voting right, charge, lease, sublease, right to possession or other restrictions or encumbrances of any nature whatsoever.
“Material Adverse Effect” means any fact, condition, change, violation, inaccuracy, circumstance, effect, event, development, or occurrence that individually or in the aggregate has had, or would be reasonably likely to have, a material adverse change in or material adverse effect on the Purchased Assets, the Assumed Liabilities or the Business (excluding the Excluded Assets and the Excluded Liabilities), in each case taken as a whole, but excluding (i) any change or effect to the extent that it results from or arises out of (a) the filing and pendency of the Bankruptcy Cases or the financial condition of Sellers; (b) the execution and delivery of this Agreement or the announcement thereof or consummation of the transactions contemplated hereby; (c) changes in (or proposals to change) Law, generally accepted accounting principles or other accounting regulations or principles; or (d) any action required or prohibited by this Agreement, the DIP Financing Agreement or any Order of the Bankruptcy

Court; (ii) any change or effect generally applicable to (a) the industries and markets in which Sellers operate or (b) economic or political conditions or the securities, banking or financial markets in any country or region; (iii) any failure by the Business to meet any internal or published projections, budgets, estimates, plans, performance metrics, operating statistics, forecasts or predictions (whether or not shared with Purchaser or its Affiliates or the Purchaser Representatives); provided that this clause (iii) shall not prevent a determination that any fact, condition, change, violation, inaccuracy, circumstance, effect, event, or occurrence underlying such failure to meet projections, forecasts or predictions has resulted in a “Material Adverse Effect” (to the extent such fact, condition, change, violation, inaccuracy, circumstance, effect, event, or occurrence is not otherwise excluded from this definition of “Material Adverse Effect”); (iv) any outbreak or escalation of hostilities or war or any act of terrorism (including cyber terrorism or cyber warfare); (v) any occurrence, threat, or effects of a fire, flood, hurricane, earthquake, tornado, windstorm, other calamity or act of God, disease outbreak, epidemic or pandemic (and including any worsening thereof), and (vi) any matter disclosed in the Seller Disclosure Schedule; except, in the case of any such change, event, occurrence, development, change of fact or circumstance contemplated in the preceding clauses (i)(c), (ii), (iv) and (v), to the extent such matter adversely affects the Purchased Assets, the Assumed Liabilities or the Business in a substantially disproportionate manner as compared to other similarly situated companies operating in the same geographic area (or market) or industries as the Business.
“Material Contract” has the meaning set forth in Section 5.8(a).
“Material Customers” has the meaning set forth in Section 5.16.
“Material Suppliers” has the meaning set forth in Section 5.17.
“Multiemployer Plan” has the meaning as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA.
“Mutual Release Agreement” means that certain Mutual Release Agreement, substantially in the form attached hereto as Exhibit C, to be entered into by and among (i) Sellers, (ii) Purchaser, (iii) the DIP Lenders, (iv) the Pre-Petition Secured Parties, (v) Timothy Pohl, as independent director of Sellers, (vi) Lawrence Hirsch, as independent director of Sellers, (vii) Neal Goldman, as independent director of Sellers, (viii) Prasad Gundumogula, as director and former chief executive officer of Sellers, and (ix) all other directors and officers of Sellers as of the Petition Date, which Mutual Release Agreement, and the releases contemplated therein, shall be effective upon the Closing.
“NDAs” has the meaning set forth in Section 5.5(h).
“Non-Recourse Persons” has the meaning set forth in Section 12.12.
“Omitted Contract” has the meaning set forth in Section 2.5(e)(iv).
“Order” means any judgment, order, administrative order, writ, stipulation, injunction (whether permanent or temporary), award, decree or similar legal restraint of any Governmental Authority, or binding settlement having the same effect with any governmental Action.
“OSS” means Software or other material that is distributed as “free software,” “open-source software” or under similar licensing or distribution terms.
“Owned Software” means any Software included among the Intellectual Property.

“Parent” has the meaning set forth in the Preamble.
“Patent Licenses” means all written agreements, providing for the grant by or to any Seller (or any Purchased Entity) of any right to manufacture, use or sell any invention covered in whole or in part by any Patent.
“Patents” means: (i) all letters patent, inventions, patents and patent rights of the United States or of any other country, all registrations thereof, and all applications for letters patent, inventions, patents and patent rights of the United States or of any other country, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country; and (ii) all reissues, continuations, continuations-in-part or extensions thereof.
“Permits” means all approvals, authorizations, certificates, consents, franchises, variances, and Licenses issued by any Governmental Authority (including all applications, renewal applications, or documents filed, or fees paid, in connection therewith).
“Permitted Liens” means: (A) (i) statutory Liens for current and future property Taxes, assessments or other governmental charges, including water and sewage charges, not yet due and payable, or being contested in good faith and for which adequate reserves have been taken in accordance with GAAP; (ii) present and future zoning, building codes and other land use Laws regulating the use or occupancy of any Leased Real Estate or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Estate which are not violated by (a) the current use or occupancy of such Leased Real Estate, or (b) the proposed use and occupancy thereof by the Business in the same manner as currently used and occupied; (iii) easements, covenants, conditions, restrictions, Liens, defects, exceptions, and other similar matters affecting title to such Leased Real Estate and other title encumbrances which otherwise encumber the Leased Real Estate as of the date of this Agreement and which do not, individually or in the aggregate, materially impair the use, occupancy, maintenance, repair of such Leased Real Estate or the operation of the Business; (iv) materialmans’, mechanics’, artisans’, carriers’, workmen’s, repairmen’s, landlord’s, shippers’, warehousemans’ or other similar common law or statutory Liens incurred for amounts not yet due and payable; (v) encumbrances expressly contemplated by the Sale Order; and (vi) non-exclusive licenses granted to customers, vendors or suppliers in the ordinary course; and (B) with respect Sellers’ representations and warranties contained in ARTICLE V only, (i) such other Liens, defects, exceptions, restrictions, imperfections in title, charges, easements, restrictions and encumbrances (other than in connection with the DIP Loans) which would not reasonably be expected to materially detract from the property and/or the use of the property for its intended purpose in the operation of Business; (ii) any Lien incurred or deposit made to a Governmental Authority in connection with any Permit; (iii) any Lien imposed by Law that does not or would not be reasonably expected to materially detract from the current value of, or materially interfere with, the present use and enjoyment of an Purchased Asset subject thereto or affected thereby in the ordinary course operation of the Business; and (iv) any Lien that constitutes a Permitted Lien (as defined in the Pre-Petition Financing Agreement).
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, estate, trust, joint venture, unincorporated organization, other entity, or a Governmental Authority.
“Personal Data” means any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual, browser, device, or household. Personal Data includes, but is not limited to: (a) contact information such as name, email address, street address, telephone number; (b) financial information such as credit card numbers and bank/financial account numbers; (c) online identifiers such as IP addresses, device IDs, cookie IDs unique IDs; (d) web or mobile browsing or usage information; (e) coarse location information; (f) information revealing an individual’s racial or ethnic origin, religious or political view, sex life or sexual orientation, citizenship or immigration status, union membership; (g) health or medical information; (h) genetic or biometric data; (i) account details in combination with a password or login credentials that gives access to an account; (j) government-issued identification numbers, such as passport or other national identification numbers, social security numbers or driver’s license numbers; (k) data regarding or relating to children or minors; (l) precise geo-location data; and (m) any other information that is deemed “personal information,” “personally-identifiable information” or “personal data” under applicable Privacy and Data Security Laws. Personal Data may relate to any individual, including a current, prospective, or former customer, employee or vendor and includes such information in any form, including paper and electronic forms.
“Petition Date” has the meaning set forth in the Recitals.
“Post-Closing Tax Period” means (i) any Tax period beginning after the Closing Date and (ii) with respect to a Tax period that commences on or before but ends after the Closing Date, the portion of such period beginning after the Closing Date.
“Post-Petition Payables” has the meaning set forth in Section 2.3(k).
“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences on or before but ends after the Closing Date, the portion of such period up to and including the Closing Date.
“Pre-Petition Administrative Agent” means TCW Asset Management Company LLC, in its capacity as Administrative Agent under the Pre-Petition Financing Agreement.
“Pre-Petition Financing Agreement” means the Financing Agreement, dated December 23, 2019, by and among (i) Parent, (ii) Holdings II, (iii) Mondee Inc., (iv) the other borrowers and guarantors party thereto, (v) the lenders from time to time party thereto, (vi) the Pre-Petition Revolving Agent and (vii) the Pre-Petition Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Pre-Petition First Out Loans” means the Prepetition First Out Loans (as defined in the DIP Order).
“Pre-Petition Lenders” means the lenders under the Pre-Petition Financing Agreement.
“Pre-Petition Loans” has the meaning ascribed to the term “Loan” in the Pre-Petition Financing Agreement.
“Pre-Petition Obligations” has the meaning ascribed to the term “Obligations” in the Pre-Petition Financing Agreement.
“Pre-Petition Revolving Agent” means Wingspire Capital LLC, in its capacity as Revolving Agent under the Pre-Petition Financing Agreement.
“Pre-Petition Secured Parties” means the Pre-Petition Administrative Agent, the Pre-Petition Revolving Agent and the Pre-Petition Lenders.

“Privacy and Data Security Commitments” has the meaning set forth in Section 5.6(a).
“Privacy and Data Security Laws” means all applicable Laws, regulations, or regulatory requirements relating to the privacy, data security, or the Processing of Personal Data (including the use of Personal Data for email, text message or telephone communications), including but not limited to Section 5 of the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Controlling the Assault of Non-Solicited Pornography Act; the Children’s Online Privacy Protection Act; the Computer Fraud and Abuse Act; the Electronic Communications Privacy Act; the Fair Credit Reporting Act; the Gramm-Leach-Bliley Act; U.S. state privacy Laws (such as the California Consumer Privacy Act (as amended by the California Privacy Rights Act), the Connecticut Personal Data Privacy and Online Monitoring Act, Texas Data Privacy and Security Act, and Delaware Personal Data Privacy Act); Laws relating to breach notification; and any applicable international laws such as the General Data Protection Regulation (EU 2016/679); the UK Data Protection Act 2018; the Personal Information Protection and Electronic Documents Act (PIPEDA); the General Data Protection Law (LGPD); the Federal Law for the Protection of Personal Data Held by Private Parties; and all other international, federal, state, provincial and local laws pertaining to the privacy, data security or the Processing of Personal Data, as applicable.
“Processing” means any operation or set of operations which is performed upon any data (including Personal Data) whether or not by automatic means, including but not limited to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, securing (by technical, physical or administrative measures), blocking, organization, alteration, disposal, deletion, erasure, destruction, disclosure or otherwise make available, dissemination or transfer (including cross-border) of any data, including Personal Data.
“Property Taxes” means all real property Taxes, personal property Taxes and other ad valorem Taxes levied with respect to the Purchased Assets for any taxable period.
“Purchase Price” has the meaning set forth in Section 3.1.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Purchased Contracts” means all Contracts designated by Purchaser to be assumed and assigned pursuant to Section 2.5 each of which shall be set forth on Schedule I, as finalized in accordance with the terms and conditions of this Agreement. For the avoidance of doubt, any Contract not set forth on Schedule I shall constitute an Excluded Asset.
“Purchased Entity” means any Person whose Equity Securities constitute Purchased Equity Securities and the subsidiaries of such Persons.
“Purchased Equity Securities” means all of the Equity Securities set forth on Schedule IV hereto.
“Purchased Names” has the meaning set forth in Section 7.7.
“Purchased Real Property Leases” means each unexpired Lease of real property leased or otherwise granted to Sellers which are designated by Purchaser to be assumed and assigned pursuant to Section 2.5 each of which shall be set forth on Schedule II. For the avoidance of doubt, any Lease with respect to real property leased or otherwise granted (other than in fee) to Sellers not set forth on Schedule II shall constitute an Excluded Asset.

“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Advisors” has the meaning set forth in Section 7.2.
“Purchaser Representatives” means Purchaser’s and its Affiliates’ directors, officers, employees, advisors, attorneys, accountants, consultants, financial advisors, bankers, or other agents or representatives.
“Registered Intellectual Property” has the meaning set forth in Section 5.5(c).
“Regulatory Approvals” means all Consents and other authorizations reasonably required to be obtained from, or any filings required to be made with, any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
“Rejection Damages Claims” means all claims arising from or related to the rejection of a Contract under Section 365 of the Bankruptcy Code.
“Related Parties” means, with respect to any Person, such Person’s affiliates, successors, predecessors, subsidiaries, parents and assigns, and with respect to each of the foregoing, such Person’s respective current and former direct and indirect partners, shareholders, investors, controlling persons, directors, officers, employees, agents, trustees, administrators, and managers (and with respect to any Person that is a natural person, shall also include such natural person’s immediate family members).
“Required DIP Lenders” has the meaning ascribed to the term “Required Lenders” in the DIP Financing Agreement.
“Responsible Officer” means, with respect to any Person, any duly authorized officer, including the chief executive officer, president, chief operating officer, chief financial officer, controller and chief accounting officer, vice president of finance or treasurer of such Person.
“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of January 14, 2025, by and among Parent, the affiliates of Parent party thereto, the Pre-Petition Lenders party thereto, the Pre-Petition Administrative Agent, the DIP Agent and Prasad Gundumogula.
“Sale” has the meaning set forth in the Recitals.
“Sale Hearing” means the hearing scheduled by the Bankruptcy Court to approve the Sale.
“Sale Motion” means that certain motion (as may be amended) filed by Sellers with the Bankruptcy Court on January 15, 2025 [Docket No. 45] seeking entry of the Sale Procedures Order.
“Sale Order” means an Order of the Bankruptcy Court approving the Sale, substantially in the form to be attached hereto as Exhibit A, which shall be acceptable to Sellers and Purchaser.
“Sale Procedures” means those bid procedures set forth on Exhibit A to the Sale Procedures Order.
“Sale Procedures Order” means an Order of the Bankruptcy Court approving procedures governing the solicitation of bids for Sellers’ assets and business and scheduling an auction and hearing on the Sale, which shall be in form and substance acceptable to Sellers and Purchaser.

“Securities Act” means the Securities Act of 1933, as amended.
“Security Event” has the meaning set forth in Section 5.6(b).
“Selected Courts” has the meaning set forth in Section 12.2(a).
“Seller Disclosure Schedule” has the meaning set forth in ARTICLE V.
“Seller Disclosure Schedule Delivery Date” means February 24, 2025 or such later date that Purchaser may in its sole discretion determine.
“Seller Representatives” means Sellers’ directors, officers, employees, advisors, attorneys, accountants, consultants, financial advisors, bankers, or other agents or representatives.
“Sellers” has the meaning set forth in the Preamble.
“Sellers’ Data” means any and all data contained in the Business Systems, stored by third parties on behalf of Sellers, the Purchased Entities, their Affiliates or the Business, or otherwise Processed by or on behalf of Sellers, the Purchased Entities, their Affiliates or the Business, including any and all confidential information, proprietary information and Personal Data.
“Sellers SEC Documents” has the meaning set forth in ARTICLE V.
“Software” means computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.
“Tax” or “Taxes” means, whether disputed or not, (i) any federal, state, provincial, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, goods and services, service, use, inventory, alcohol, mixed beverage, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, value added, capital stock, capital gains, windfall profits, escheat, unclaimed or abandoned property, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, unemployment, lease, recording registration, social security, Medicare, alternative or add-on minimum, net worth, documentary, intangibles, conveyancing, environmental, premium, or withholding (including backup withholding) taxes, impost or charges or other compulsory payments imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and (ii) liability for items in the preceding clause (i) of any other Person by Contract, operation of Law (including, but not limited to any tax sharing or allocation arrangement, any agreement to indemnify such other Person or deemed agreement created by operation of law, and Treasury Regulation §1.1502-6 or otherwise as a result of being a successor or transferee of such other Person, or being (or ceasing to be) a member of the same affiliated, consolidated, combined, unitary or other group with such other Person) or otherwise.
“Tax Proceeding” has the meaning set forth in Section 8.3.
“Tax Returns” means any return, report, claim for refund, election, declaration, statement, information return, schedule, or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws, regulations or administrative requirements relating to any Taxes or any amendment thereof.
“Taxing Authority” means, with respect to any Tax, a Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority, including, without limitation, any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.
“Trade Secrets” means all confidential and proprietary information now owned or hereafter acquired by any Seller (or any Purchased Entity), used in the Business for commercial advantage and not generally known or reasonably ascertainable, including know-how, trade secrets, manufacturing and production processes and techniques, research and development information, source code, databases and data, including, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.
“Trademark Licenses” means any written agreement, providing for the grant by or to any Seller (or any Purchased Entity) of any right to use any Trademark.
“Trademarks” means: (i) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, slogans, brand names, and other source or business identifiers (whether registered or unregistered), all registrations thereof, and all applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (ii) all reissues, extensions or renewals thereof; and (iii) all goodwill associated with or symbolized by any of the foregoing.
“Transaction Documents” means this Agreement and any other agreements, documents, instruments or other Contracts to be executed and delivered or executed in connection with this Agreement or the Sale.
“Transfer Taxes” has the meaning set forth in Section 8.2.
“Transferred Employees” has the meaning set forth in Section 7.6(a).
“Transition Services Agreement” has the meaning set forth in Section 4.2(a)(ix).
“Treasury Regulations” means one or more Treasury regulations promulgated under the IRC by the Treasury Department of the United States.
“UCC” means the Uniform Commercial Code.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act or any similar Law.
“Welfare Claims” has the meaning set forth in Section 7.6(c).
“Wind-Down Activities” means the orderly wind-down of Sellers’ bankruptcy estate following the Closing, including the liquidation and dissolution of Sellers.

“Wind-Down Amount” means an amount equal to $500,000; provided that such amounts shall only be used to pay Wind-Down Expenses; provided, further, that, to the extent there is any residual Wind-Down Amount remaining after the payment of the Wind-Down Expenses, such amount shall be promptly delivered to Purchaser.
“Wind-Down Expenses” means the expenses required to conduct an orderly wind-down of Sellers’ bankruptcy estate following the Closing which are funded by the Wind-Down Amount; provided that, for the avoidance of doubt, Purchaser shall not be liable for any expenses in excess of the Wind-Down Amount.
“Work Product” has the meaning set forth in Section 5.5(i).
Section 1.2Schedules; Exhibits. References to this Agreement shall include any Exhibits, Schedules and Recitals to this Agreement and references to Sections, Exhibits and Schedules are to Sections of, Exhibits to and Schedules to, this Agreement.
Section 1.3Information. References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.
Section 1.4Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” All terms defined in this Agreement shall have the same defined meaning when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date this Agreement was first signed. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder (and revisions thereof or successors thereto). Each of the parties to this Agreement has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any document or item will be deemed “delivered,” “provided” or “made available” by Sellers, within the meaning of this Agreement if such document or item is (a) included in the data room, (b) actually delivered or provided to Purchaser or any Purchaser Representative, (c) made available upon request, including at Sellers’, any Purchased Entities or any of their respective Affiliates offices or (d) publicly filed with the United States Securities and Exchange Commission or the Bankruptcy Court.
ARTICLE II
PURCHASED SALE OF ASSETS;
ASSUMPTION OF LIABILITIES
Section 2.1Purchase and Sale of Assets. Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, on the terms and subject to the conditions set forth in this Agreement and in the Sale Order, at the Closing, Purchaser shall (or shall cause its designated Affiliate or Affiliates to) purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser (or its designated Affiliate or Affiliates), pursuant to and in accordance with the Sale Order, all of Sellers’ right, title and interest in, to and under, as of the Closing, the Purchased Assets, free and clear of all Liens

(other than Permitted Liens), Claims, and interests other than the Assumed Liabilities. “Purchased Assets” means all of Sellers’ assets, properties and rights as of the Closing (other than the Excluded Assets), including the following assets, properties and rights:
(a)all cash, cash equivalents, funds in transit, prepayments (including all prepayments made to third party vendors), deferred assets, refunds, credits or overpayments, in each case, except for the Excluded Cash;
(b)all Accounts Receivables;
(c)all Inventory;
(d)to the extent transferable pursuant to applicable Law, all current and prior insurance policies of Sellers and any claims thereunder to the extent such policies relate to the operation of the Business or to any Assumed Liabilities, other than any Excluded Insurance Policy;
(e)all Purchased Real Property Leases;
(f)all Purchased Contracts;
(g)to the extent transferable, any security deposits held by counterparties to the Purchased Real Property Leases or Purchased Contracts;
(h)all furniture, fixtures, equipment, marketing materials and other personal property used or usable in the operations of the Business, including, to the extent transferable, all rights to any Software;
(i)all merchandise and other personal property used or usable in the operations of the Business;
(j)to the extent transferable pursuant to applicable Law, all Permits required for Sellers to conduct business as currently conducted or for the ownership, operation, use, maintenance, or repair of any of the Purchased Assets;
(k)all Books and Records (including Tax records and Tax Returns (including working papers)), other than the Excluded Books and Records; provided that Purchaser will provide Sellers and any court-appointed trustee or other fiduciary charged with winding up the affairs of Sellers with reasonable access to such Books and Records for the purposes of conducting the Wind-Down Activities;
(l)all Intellectual Property; provided that Purchaser will provide Sellers and any court-appointed trustee or other fiduciary charged with winding up the affairs of Sellers with a non-transferable and non-sublicensable license (except sublicensable to vendors, contractors and service providers for the purpose of providing services to Sellers and such trustee or fiduciary), for no additional consideration, to use such Intellectual Property solely as necessary to conduct the wind-down of Sellers’ bankruptcy estate following the Closing, and which shall automatically expire when such wind-down is complete;
(m)all General Intangibles associated with the Business;
(n)all guarantees, representations, warranties, and indemnities given by any third party associated with the operation of the Business to the extent related to any Purchased Assets or any Assumed Liabilities;
(o)all claims, causes of action, including Avoidance Actions and the proceeds thereof, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), including all rights, claims, causes of action of Sellers

(including derivative claims or causes of action) against any of the Pre-petition Lenders and any current or former officers and directors of Sellers, but excluding counterclaims and defenses related to Excluded Assets and any proceeds thereof;
(p)all prepayments, deposits, deferred assets, rights to refunds (including pre- and post-bankruptcy rights to Tax refunds), credits (including pre- and post-bankruptcy rights to Tax credits), rights to recover overpayments or other receivables, other than those related to Excluded Assets;
(q)all Tax Returns of or with respect to any Purchased Asset and all records (including working papers) related thereto, provided, in accordance with Section 8.3, that Sellers and any court-appointed trustee or other fiduciary charged with winding up the affairs of Sellers shall have reasonable access to any tax returns and working papers, as applicable, upon prior written request;
(r)all funds owed to any Seller in connection with (or under) any COVID-19 Relief Law (including Employee Retention Credits);
(s)any Assumed Benefit Plan (and including all pre-payments, deposits, and refunds thereunder and any assets, trusts, or insurance policies maintained pursuant thereto or in connection therewith);
(t)all rights under non-disclosure or confidentiality, non-compete or non-solicitation agreements with employees, consultants, contractors and agents of any Seller or with third parties; and
(u)all Purchased Equity Securities.
Section 2.2Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not purchase or assume, and shall not be deemed to have purchased or assumed, any Excluded Assets, and Sellers and their respective Affiliates shall retain all right, title and interest to, in and under, the Excluded Assets. “Excluded Assets” means the following assets, properties and rights of Sellers:
(a)the Excluded Books and Records;
(b)any Equity Securities in any Person (including, for the avoidance of doubt, any Equity Securities of any Seller), other than the Purchased Equity Securities;
(c)any Contracts that are not Purchased Real Property Leases or Purchased Contracts;
(d)any confidential personnel or other records to the extent pertaining to any current or former employee who is not a Transferred Employee;
(e)all equipment and other assets and items that are (i) owned by third parties and used by Sellers in the operation of the Business or (ii) leased to any Seller or an Affiliate thereof, in each case, pursuant to a Contract that is not a Purchased Real Property Lease or a Purchased Contract;
(f)the Purchase Price and all rights that accrue or will accrue to Sellers under (i) any of the Transaction Documents and (ii) any documents prepared or received by Sellers in connection with the Sale (including any privileged materials);
(g)Excluded Cash;
(h)the bank accounts designated on Section 2.2(h) of the Seller Disclosure Schedule, which shall be used for Wind-Down Activities or to hold professional fees or other deposits;

(i)all Excluded Insurance Policies and, in each case, all rights and benefits of any nature of Sellers with respect thereto except to the extent the proceeds of any directors and officers insurance policy that is an Excluded Insurance Policies relates to any Assumed Liability;
(j)all Benefit Plans and any assets of any Benefit Plan or any right, title, or interest in any of the assets, trusts or other funding vehicle thereof or relating thereto, in each case, other than the Assumed Benefit Plans (and any assets related thereto);
(k)all guarantees, representations, warranties and indemnities to the extent pertaining to any Excluded Asset or rights and defenses to the extent pertaining to any Excluded Liability;
(l)all rights to any software used in any computer equipment included in the Purchased Assets, to the extent not freely transferable to Purchaser; and
(m)all documents protected by any applicable privilege, including attorney-client or attorney work product privilege.
Section 2.3Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement and in the Sale Order, at the Closing, Purchaser shall (or shall cause its designated Affiliate or Affiliates to) only assume and be responsible for, effective as of the Closing, and thereafter pay, honor, perform and discharge as and when due, all of the Assumed Liabilities. “Assumed Liabilities” means only the following Liabilities of Sellers:
(a)all Liabilities relating to, or arising in respect of, the Purchased Assets arising out of or relating to (i) events, occurrences, acts or omissions occurring on or after the Closing Date or (ii) the operation of the Business or the Purchased Assets by Purchaser on or after the Closing Date;
(b)subject to the corresponding caps to be agreed to by Sellers and Purchaser in good faith within 3 days following the date of filing the notice set forth in Section 2.5(c) below with respect to the Purchased Real Property Leases and the Purchased Contracts (collectively, the “Cure Costs Cap”) and which in no event shall exceed $5,400,000, all Liabilities of Sellers under the Purchased Real Property Leases, and the Purchased Contracts required to be paid or otherwise satisfied in connection with the assumption and assignment thereof, pursuant to Section 365 of the Bankruptcy Code;
(c)(i) all Liabilities, solely to the extent incurred after the Closing Date, relating to the employment or performance of services, or termination of employment or services, of any Transferred Employee after the Closing Date by Purchaser or its Affiliates and (ii) any Liabilities under each Assumed Benefit Plan, solely to the extent incurred after the Closing Date;
(d)all Assumed Obligations;
(e)all Liabilities for gift cards, gift certificates and points or other rewards programs issued by any Seller in the ordinary course of business prior to the Closing Date;
(f)to the greatest extent permitted by applicable Law, all Liabilities related to any accrued or earned paid time off of any employees who become Transferred Employees;
(g)solely to the extent caused by an action taken by, or inaction of, Purchaser (including if Purchaser does not hire any employee of Sellers), any liability under the WARN Act or similar state, local or foreign law, or with respect to COBRA or similar state, local or foreign law;
(h)as set forth in Section 8.2, all Liabilities with respect to Transfer Taxes;
(i)any (a) collected and unremitted payroll, sales or use Taxes and (b) property and ad valorem Taxes (i) secured by liens that are senior to the liens held by the Pre-Petition Lenders or DIP Lenders payable in respect of the Purchased Assets or (ii) for which a Debtor is obligated under a Purchased Real Property Lease or a Purchased Contract;

(j)any and all costs and expenses necessary in connection with providing “adequate assurance of future performance” with respect to the Purchased Real Property Leases or Purchased Contracts (as contemplated by Section 365 of the Bankruptcy Code);
(k)all accounts payable of the Business incurred after the Petition Date and on or prior to the Closing Date in the ordinary course of business that are entitled to priority status under Section 503(b) of the Bankruptcy Code (it being understood that such accounts payable shall not include any fees or expenses due to any estate or other professionals involved in the Bankruptcy Case, including any creditors’ committee) (collectively, the “Post-Petition Payables”);
(l)all indemnification obligations of Sellers to Prasad Gundumogula arising out of or relating to any events, occurrences, acts or omissions occurring or existing as of the Closing Date; provided that (i) with respect to such obligations relating to any events, occurrences, acts or omissions occurring or existing before the Closing, Purchaser shall not be obligated to pay more than an aggregate amount of (x) $4,000,000 less (y) all amounts paid by Sellers with respect to such obligations after December 31, 2024, and (ii) Purchaser shall assume no indemnification obligations of Sellers to the extent that such obligations result from fraud as determined by a final order issued by a court of competent jurisdiction; and
(m)the Liabilities set forth on Schedule V.
(n)Nothing contained in this Agreement shall require Purchaser to pay or discharge any Assumed Liabilities (A) prior to such Assumed Liabilities becoming due and payable in accordance with the underlying terms of any Purchased Real Property Lease or Purchased Contract giving rise to or governing such Assumed Liabilities or (B) so long as Purchaser shall in good faith contest the amount or validity thereof. The parties hereto acknowledge and agree that the disclosure of any obligation or other Liability on any schedule to this Agreement or the other Transaction Documents shall not create an Assumed Liability or liability of Purchaser, except where such disclosed Liability has been expressly assumed by Purchaser as an Assumed Liability in accordance with the provisions of this Section 2.3.
Section 2.4Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, except for the Assumed Liabilities, Purchaser shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for, and shall be deemed not to have assumed, any Liabilities of, or Action against, any Seller, the Business or any of the Purchased Assets of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing on the Closing Date or arising thereafter as a result of any act, omission, or circumstances taking place on or prior to the Closing, and Sellers and their Affiliates shall be solely and exclusively liable with respect to all such Liabilities (collectively, the “Excluded Liabilities”), including the following Liabilities:
(a)any Liability of any Seller to the extent arising from any Excluded Asset;
(b)all Liabilities under Indebtedness of Sellers (including any Indebtedness or accounts payable owing from any Seller to any Affiliate of any Seller);
(c)except as set forth in Section 8.2 with respect to Transfer Taxes and any other Assumed Liabilities, (i) all Tax Liabilities of Sellers or their respective Affiliates for any taxable period, and (ii) all Tax Liabilities relating to the Purchased Assets or Business attributable to a Pre-Closing Tax Period;
(d)all Excluded Employee Liabilities;
(e)all Liabilities relating to, or arising from, Rejection Damages Claims;

(f)any tort Liabilities of any Seller;
(g)all Liabilities relating to, or arising from, the CARES Act, including any obligation with respect to deferred payroll Taxes;
(h)all Liabilities arising under Environmental Law relating to, resulting from, caused by or arising out of the ownership, operation or control of the Business, to the extent accruing, arising out of or relating to events, occurrences, acts or omissions occurring or existing prior to the Closing Date;
(i)all Actions against each Seller, any of their respective assets, the Business and any of their past or present operations or activities (except to the extent (and only to such extent that) such actions relate to an Assumed Liability);
(j)except as set forth in Section 2.3(l), all Liabilities relating to claims for indemnification of any present or former officer, manager, employee, partner or member of any Seller whether arising under bylaws, certificates of formation or other formation documents, or Contract in each case arising out of or relating to (i) events, occurrences, acts or omissions occurring or existing prior to the Closing Date or (ii) the operation of the Business or the Purchased Assets by Purchaser;
(k)any Cure Costs in excess of the Cure Costs Cap; and
(l)except for Post-Petition Payables, all accounts payable of any Seller.
Section 2.5Contract, Benefit Plan and Asset Designation Rights.
(a)No later than 33 days after the Petition Date, Sellers shall deliver to Purchaser a list setting forth all of the Contracts used in, or otherwise related to, the Business with the anticipated amount of the Cure Costs associated with each Contract as reasonably determined in good faith. Between the date hereof and the Closing, Sellers shall cooperate with and provide such additional information to Purchaser with respect to such Contracts and the associated Cure Costs as may be reasonably necessary in order to identify all Contracts. Prior to the Closing Date, Sellers shall supplement such list to add any Contracts used in, or otherwise related to, the Business which were entered into by Sellers during the pendency of the Bankruptcy Cases.
(b)On January 15, 2025, Sellers filed the Sale Motion, seeking, among other things, to cause notice to be provided regarding the potential assumption and assignment to Purchaser of all Contracts.
(c)No later than 35 days following the Petition Date, Sellers shall file a notice to fix the Cure Costs associated with each Contract, which shall have an objection deadline established under the Sale Procedures Order, which deadline Purchaser and Sellers will negotiate in good faith and agree within three days of filing such notice on the Cure Costs Cap, which shall be based on the Cure Costs set forth in such notice plus a reasonable buffer, which shall be no later than three days in advance of the Auction.
(d)From and after the date hereof through the Closing, no Seller shall (and Sellers shall cause each Purchased Entity to not), directly or indirectly, reject or take any action (or fail to take any action that would (or would reasonably be likely to) result in rejection by operation of law) to reject, repudiate or disclaim any Contract used in, or otherwise related to, the Business without the prior written consent (email being sufficient) of Purchaser (including by filing any motions with the Bankruptcy Court seeking authorization to assume or reject (or Orders with respect to the assumption or rejection of) any Contracts). Sellers may not amend, modify or compromise with respect to Cure Costs or other material terms of any Contract without the prior written consent (email being sufficient) of Purchaser.
(e)For the purposes of determining whether a Contract (including a Lease of Leased Real Property) or Benefit Plan of Sellers shall be included as a Purchased Contract, Purchased Real

Property Lease or Assumed Benefit Plan (as the case may be) on the one hand, or an Excluded Asset, on the other hand, from and after the filing of the Sale Motion all Contracts shall be treated as follows:
(i)no later than three days prior to the Auction, Purchaser shall notify Sellers in writing of those Contracts, and Benefit Plans which Purchaser desires to be designated to be assigned to Purchaser on the Closing Date by providing Sellers with Schedule I, Schedule II and Schedule III; provided that, such Schedules may be subsequently modified in accordance with Section 2.5(e)(iv);
(ii)[Reserved];
(iii)promptly following any Seller’s entry into any Contract used in, or otherwise related to, the Business or Benefit Plan during the pendency of the Bankruptcy Cases, Sellers shall provide written notice of such Contract or Benefit Plan and Purchaser shall notify Sellers in writing (email being sufficient) prior to the Closing Date whether Purchaser shall (A) purchase such Contract or Benefit Plan as a Purchased Asset (in which case, such Contract or Benefit Plan, as applicable, shall be included on Schedule I, Schedule II or Schedule III, as applicable) or (B) not purchase such Contract or Benefit Plan (in which case, such Contract or Benefit Plan, as applicable, shall not be assigned to Purchaser and shall constitute an Excluded Asset);
(iv)until 11:59 PM (New York, New York time) on the date that is the earlier of (x) the effective date of a Chapter 11 Plan and (y) 60 days following the Closing Date, if it is discovered that a Contract or Benefit Plan should have been listed on Schedule I, Schedule II and/or Schedule III, as applicable, but was not listed thereon (each, an “Omitted Contract”), (A) Sellers or Purchaser, as applicable, shall immediately following discovery thereof (but in no event later than three Business Days after such discovery) notify the other party(ies) hereto of such Omitted Contract, (B) Sellers shall promptly notify Purchaser in writing of the corresponding related Cure Costs thereof (if any), and (C) if Purchaser agrees (in its sole discretion), in writing (email being sufficient) to assume such Omitted Contract as a Purchased Contract, Purchased Real Property Lease or Assumed Benefit Plan hereunder, as applicable, Sellers shall, if such schedule has been filed at the time of discovery of the Omitted Contract, file an amended schedule of Purchased Contracts, Purchased Real Property Leases or Assumed Benefit Plans, as applicable, with the Bankruptcy Court on notice to the counterparties to such Omitted Contract which shall provide that Sellers are seeking entry of an order (which may be the Sale Order) fixing the Cure Costs with respect thereto and approving the assumption and assignment of such Omitted Contract. Upon entry of such order by the Bankruptcy Court, such Omitted Contract shall become a Purchased Contract, Purchased Real Property Lease or Assumed Benefit Plan, as applicable, and be included on Schedule I, Schedule II or Schedule III, as applicable. If there is a Cure Cost dispute or other dispute as to the assumption and assignment of such Omitted Contract that has not been resolved to the satisfaction of Purchaser by the earlier of (I) the effective date of a Chapter 11 Plan or (II) 60 days following the Closing Date, Purchaser may elect to designate such Omitted Contract as an Excluded Asset pursuant to Section 2.5(e)(v) (as applied mutatis mutandis) following the Bankruptcy Court’s or the parties’ resolution of such dispute;
(v)at any time prior to the date that is three Business Days prior to the Closing Date (except as set forth in Section 2.5(e)(iv)), Purchaser shall have the right to provide written notice (email being sufficient) to Sellers of Purchaser’s election to designate any Contract (including any Lease) or Benefit Plan previously included as a Purchased Contract, Purchased Real Property Lease, Assumed Benefit Plan on Schedule I, Schedule II or Schedule III, as applicable, as an Excluded Asset, and upon such designation such Contract or Benefit Plan shall constitute an Excluded Asset;
(vi)at any time prior to the Closing Date (except as set forth in Section 2.5(e)(iv)), Purchaser shall have the right to provide written notice (email being sufficient) to Sellers of Purchaser’s election to designate any Contract or Benefit Plan previously included as an Excluded Asset, as a Purchased Contract, Purchased Real Property Lease or Assumed Benefit Plan, and upon such designation such Contract or Benefit Plan shall constitute a Purchased Contract, Purchased Real Property Lease or Assumed Benefit Plan;
(vii)subject to Section 2.5(e)(iv), prior to the Closing Date, Purchaser shall provide Sellers final versions of Schedule I, Schedule II and Schedule III, and accordingly all Contracts (including

Leases) and Benefit Plans, as applicable, set forth thereon shall constitute Purchased Assets and be assigned to Purchaser at Closing, and all Contracts and Benefits Plans, as applicable, not set forth thereon shall not be assigned to Purchaser and shall constitute Excluded Assets; and
(viii)Purchaser shall provide, with respect to any Contract designated to be assumed and assigned hereunder as a Purchased Asset, such information or documentation related to “adequate assurance of future performance” as shall be reasonably required in connection with the assumption and assignment of such Contract, and upon Bankruptcy Court approval for the assumption and assignment thereof to Purchaser, any such Contract so designated shall constitute a Purchased Asset hereunder. Any Contract that is not assumed as provided above shall be an Excluded Asset, and shall not constitute a Purchased Asset hereunder. Notwithstanding anything to the contrary set forth in this Agreement, to the extent that, prior to Closing, any Assumed Benefit Plan, Purchased Real Property Lease or Purchased Contract is not subject to an order of the Bankruptcy Court with respect to the assumption and assignment of such Assumed Benefit Plan, Purchased Real Property Lease or Purchased Contract, any Liabilities of Sellers related to such Assumed Benefit Plan, Purchased Real Property Lease or Purchased Contract shall be the sole responsibility of Sellers unless such Assumed Benefit Plan, Purchased Real Property Lease or Purchased Contract is assigned to Purchaser as a Purchased Asset in accordance with this Agreement.
(f)At Closing, to the extent not previously paid, Purchaser shall pay or cause to be paid any and all Cure Costs in respect of all Contracts that are Purchased Contracts or Purchased Real Property Leases, subject to the Cure Costs Cap.
(g)Nothing in this Agreement shall be construed as an attempt by Sellers to assign any Contract to the extent that such Contract is not assignable under the Bankruptcy Code or otherwise without the consent of the other party or parties thereto where the consent of such other party has not been given or received, as applicable.
(h)With respect to (i) any Purchased Contract or Purchased Real Property Lease for which the consent of a party thereto to the assignment thereof is required (notwithstanding the entry of the Sale Order) shall not have been obtained at Closing and (ii) any claim, right or benefit arising thereunder or resulting therefrom, in each case, to the extent Purchaser waives the condition set forth in Section 9.2(e) (to the extent applicable), prior to the Closing Date, Sellers (and Sellers shall cause each Purchased Entity to) and Purchaser shall use commercially reasonable efforts to obtain as expeditiously as possible the written consent of the other party or parties to such Purchased Contract or Purchased Real Property Lease necessary for the assignment thereof to Purchaser. Until any such consent, waiver, confirmation, novation or approval is obtained, Sellers and Purchaser shall cooperate to establish an arrangement reasonably satisfactory to Sellers and Purchaser under which Purchaser would obtain the claims, rights and benefits and assume the corresponding Liabilities and obligations thereunder (including by means of any subcontracting, sublicensing or subleasing arrangement). In such event, Sellers will hold in trust for and promptly pay to Purchaser, when received, all monies received by them under any such Purchased Contract or Purchased Real Property Lease or any claim, right or benefit arising thereunder. Purchaser acknowledges that no adjustment to the Purchase Price shall be made for any Contracts that are not assigned. Until such written consent is obtained, Purchaser shall have the ability to designate any such Contract as an Excluded Asset. Nothing in this paragraph shall be deemed a waiver of Purchaser’s right to receive an effective assignment of all of the Purchased Assets at Closing nor shall any Contracts covered by this paragraph be deemed to constitute Excluded Assets solely by virtue of this paragraph.
(i)As soon as reasonably practicable after the Closing, Sellers shall file with the Bankruptcy Court a final list of Purchased Contracts, Purchased Real Property Leases and Assumed Benefit Plans.
(j)At any time prior to the date that is two Business Days prior to the Auction, Purchaser shall be entitled to, in Purchaser’s sole discretion, designate (by delivery of written notice to Sellers of such designation) additional assets (including Purchased Equity Securities) or liabilities to purchase, assume or exclude, which assets and liabilities will thereinafter constitute “Purchased Assets,” “Excluded Assets,” “Assumed Liabilities,” or “Excluded Liabilities” hereunder, as applicable, provided that if Purchaser excludes any asset or liability that will impose upon Sellers additional Wind-Down Expenses, Purchaser shall increase the Wind-Down Amount in an amount to be negotiated in good faith between Purchaser and Sellers. For the avoidance of doubt, this Section 2.5(j) (i) shall not apply to designation of Contracts or Benefit Plans as assumed or excluded, which shall occur in accordance with the procedures set forth in Sections 2.5(a) through 2.5(i) above and (ii) shall not result in any adjustments to the Purchase Price.
ARTICLE III
PURCHASE PRICE
Section 3.1Purchase Price. On the terms and subject to the conditions hereof, at the Closing, the aggregate consideration for the Purchased Assets will consist of (a) a credit bid pursuant to section 363(k) of the Bankruptcy Code (the “Credit Bid”), on a dollar-for-dollar basis, of obligations equal to (i) the full amount of the DIP Obligations, including all principal, fees, penalties and other obligations thereunder that are outstanding as of the Closing, other than the Assumed Obligations, plus (ii) an amount of Pre-Petition Obligations until such time as the DIP Obligations referred to in clause (i) plus the Pre-Petition Obligations in this clause (ii) plus the Assumed Obligations equals $191,000,000; (b) the assumption of the Assumed Liabilities, including, for the avoidance of doubt, the Assumed Obligations; and (c) the Excluded Cash (the sum of clauses (a) through (c), collectively, the “Purchase Price”).
Section 3.2Allocation of Purchase Price. Purchaser and Sellers agree that the amounts treated as consideration, as determined for U.S. federal income tax purposes, shall be allocated among the Purchased Assets in accordance with Section 1060 of the IRC and the Treasury Regulations promulgated thereunder in accordance with an allocation schedule (the “Allocation Schedule”). Sellers agree to provide Purchaser promptly upon reasonable request with any information required to complete the Allocation Schedule. Within 90 days after the Closing Date, Purchaser shall deliver to Sellers an allocation of the Purchase Price, as determined for U.S. federal income tax purposes. Sellers shall have the right to review and raise any reasonable objections in writing to the Allocation Schedule during the thirty (30) day period after their receipt thereof, which comments Purchaser shall consider in good faith, it being understood that Purchaser shall make the final determination of the Allocation Schedule. Sellers and Purchaser shall (a) use the Allocation Schedule for the purpose of making the requisite filings under Section 1060 of the IRC, and the Treasury Regulations thereunder, (b) report, and cause their respective Affiliates to report, the federal, state, and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the IRC, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the IRC) as promptly as possible following the Closing Date and in a manner consistent with the Allocation Schedule as finally determined hereunder, (c) promptly notify the other of the existence of any Tax audit, controversy, or litigation related to the Allocation Schedule, and (d) not take any position inconsistent with the Allocation Schedule as finally determined hereunder before any Taxing Authority unless otherwise required pursuant to a “determination” within the meaning of Section 1313 of the IRC (or any analogous provision of state, local or foreign law). Notwithstanding the allocation of the Purchase Price agreed among the parties hereto pursuant to this Section 3.2 for the aforementioned Tax purposes, nothing in the foregoing shall be determinative of values ascribed to the Purchased Assets or the allocation of the value of the Purchased Assets for any other purpose.
Section 3.3Withholding Rights. Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold with respect to any payments made pursuant to this Agreement such amounts that are required to be deducted and withheld with respect to any such payments under the IRC or any other provision of applicable Law. Purchaser shall provide Sellers with reasonable advance notice of any proposed deduction and withholding prior to making any deduction and withholding of any amount payable to Sellers and shall consult in good faith with Sellers to reduce or eliminate the amount of such deduction and withholding. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Persons in respect of which such deduction and withholding was made.

ARTICLE IV
CLOSING
Section 4.1The Closing. The closing of the Sale (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP (or remotely via the electronic or other exchange of documents and signature pages), at 10:00 a.m. (New York, New York time), on the third Business Day after the date upon which all conditions set forth in ARTICLE IX hereof have been satisfied or (if permissible) waived (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at or prior to the Closing), or at such other place, date and time as the parties hereto may agree; provided, however, that the parties hereto intend to, and will use reasonable best efforts to, cause the Closing to occur on or prior to the End Date. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Upon consummation of the Closing, the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder, and the Closing, shall be deemed to have occurred as of 12:01 a.m. (New York, New York time) on the Closing Date.
Section 4.2Deliveries at the Closing.
(a)Sellers shall deliver, or shall cause to be delivered, to Purchaser the following at or prior to the Closing:
(i)bills of sale, assignment agreements and other customary transfer documents necessary to transfer to Purchaser (or its Affiliate) all right, title and interest of Sellers to or in the Purchased Assets (including all Purchased Real Property Leases and Purchased Contracts), in form and substance reasonably acceptable to Sellers and Purchaser (collectively, the “Assignment Agreements”), duly executed by a Responsible Officer of Sellers;
(ii)certificates of service evidencing that all notices of the assumption and assignment of the Purchased Contracts and the Purchased Real Property Leases and of the assumption of the Assumed Liabilities have been given in accordance with the terms of this Agreement and the Sale Procedures Order;
(iii)physical possession of all of the Purchased Assets capable of passing by delivery with the intent that title in such Purchased Assets shall pass by and upon delivery;
(iv)a certificate signed by a Responsible Officer of each Seller (in form and substance reasonably satisfactory to Sellers and Purchaser) certifying that the closing conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied;
(v)a valid, complete and accurate IRS Form W-9 or W-8 in respect of each Seller, or, in the case of a Seller that is disregarded as separate from its owner for U.S. federal income tax purposes, in respect of such Seller’s regarded owner;
(vi)assignment agreements, duly executed by a Responsible Officer of each applicable Seller, transferring the Intellectual Property included in the Purchased Assets to Purchaser, in form and substance reasonably acceptable to Sellers and Purchaser (collectively, the “IP Assignment Agreements”);
(vii)the Books and Records;
(viii)all documentation deemed reasonably necessary by Purchaser to effectuate the assumption of the Assumed Benefit Plans (if any) by Purchaser;
(ix)a Transition Services Agreement, in form and substance reasonably acceptable to Sellers and Purchaser, duly executed by a Responsible Officer of the applicable Sellers, regarding the mutual provision of services between Purchaser, on the one hand, and Sellers, on the other hand (the “Transition Services Agreement”);1
(x)the Mutual Release Agreement, duly executed by: (A) Sellers, (B) Timothy Pohl, as independent director of Sellers, (C) Lawrence Hirsh, as independent director of Sellers, (D) Neal Goldman, as independent director of Sellers, (E) Prasad Gundumogula, as director and former chief executive officer of Sellers and (F) all other directors and officers of Sellers as of the Petition Date;
(xi)duly executed letters of resignations or other evidence of removal, in form and substance reasonably acceptable to Purchaser and effective as of the Closing, of each of the directors and officers of the Purchased Entities;
(xii)deeds, bills of sale, endorsements, consents, assignments, certificates of ownership interests in the Purchased Entities, if certificated, and other good and sufficient instruments of conveyance and assignment, in form and substance reasonably satisfactory to Sellers and Purchaser, to vest in Purchaser or one or more of its designees all right, title and interest in, to and under the Purchased Equity Securities, free and clear of all Liens;
(xiii)payoff letters, release letters or other similar documents acknowledging the Credit Bid of the DIP Obligations and the Pre-Petition Obligations pursuant to section 363(k) of the Bankruptcy Code as partial consideration for the transfer of the Purchased Assets; and
(xiv)such other instruments as are reasonably requested by Purchaser and otherwise necessary to consummate the Sale and reasonably acceptable to Sellers.
(b)Purchaser shall deliver or cause to be delivered to Sellers, or their designee(s), at the Closing:
(i)a certificate signed by a Responsible Officer of Purchaser (in form and substance reasonably satisfactory to Seller) certifying that the closing conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied;
(ii)the Assignment Agreements, duly executed by a Responsible Officer of Purchaser;
(iii)the IP Assignment Agreements, duly executed by a Responsible Officer of Purchaser;
(iv)the Transition Services Agreement, duly executed by a Responsible Officer of Purchaser;
(v)the Mutual Release Agreement, duly executed by: (A) Purchaser, (B) the DIP Lenders, (C) the DIP Agent and (D) the Pre-Petition Secured Parties;
(vi)Bid Direction Letter;
(vii)the Excluded Cash, to the extent any amount is required to be funded at Closing in accordance with the proviso to the definition of “Excluded Cash”, to the account or accounts designating in writing by Sellers; and
(viii)such other instruments as are reasonably requested by Sellers and otherwise necessary to consummate the Sale and reasonably acceptable to Purchaser.
1 Transition Services Agreement to include provisions reasonably necessary for the wind-down of Sellers’ estate, scope of services provided by Purchaser (and/or its Affiliates) shall include, among other things, (i) reasonable access to the accounting staff and accounting systems of the acquired Business for as long as reasonably necessary for such wind-down, and (ii) employee transition.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in (i) the disclosure schedule delivered by Sellers (the “Seller Disclosure Schedule”) to Purchaser and (ii) any forms, reports, statements, certificates, schedules or other documents filed with or furnished to the Securities and Exchange Commission by Sellers or any Purchased Entity under the Securities Act or the Exchange Act on or after January 1, 2023 (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature) (collectively, with any amendments thereto, the “Sellers SEC Documents”) (including any documents incorporated by reference into any of the Sellers SEC Documents) and publicly available on or before the date that is two Business Days prior to the date of this Agreement (it being acknowledged and agreed that (A) the disclosure of any item in any section or subsection of the Seller Disclosure Schedule, whether or not an explicit cross reference appears, shall be deemed a disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure, and (B) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Material Adverse Effect, or that the inclusion of such item in the Seller Disclosure Schedule is required), Sellers hereby jointly and severally represent and warrant to Purchaser as of the date of this Agreement and as of the Closing as follows:
Section 5.1Organization, Standing and Power. Each Seller and Purchased Entity is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has the requisite power and authority to carry on its business as now being conducted. Each Seller and Purchased Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.
Section 5.2Authority; Noncontravention.
(a)Subject to the Bankruptcy Court’s entry of the Sale Procedures Order and the Sale Order, (i) each Seller and Purchased Entity has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and (ii) the execution and delivery of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated by this Agreement have been duly authorized by all necessary actions on the part of each Seller (and, to the extent applicable, each Purchased Entity). This Agreement has been duly executed and delivered by each Seller and, assuming this Agreement constitutes a valid and binding agreement of Purchaser and subject to entry of the Sale Procedures Order and the Sale Order, constitutes a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, equitable subordination or similar Laws of general application and other Laws affecting creditors’ rights generally.
(b)Subject to the Bankruptcy Court’s entry of the Sale Procedures Order and the Sale Order, the execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Seller’s Fundamental Documents; (ii) assuming compliance with the matters referred to in Section 5.2(b), constitute or result in a default under or violate any applicable Law; (iii) except as to matters which would not reasonably be expected to be, individually or in the aggregate, to be materially adverse to the Business, taken as a whole, violate, conflict with, constitute a breach or a default under (or event which, with the giving of notice or lapse of time, or both, would become a default)

or give rise to any right of termination, amendment, revocation, suspension, payment, cancellation or acceleration of (A) any Material Contract which constitutes a Purchased Asset or Assumed Liability, or (B) any right or obligation or to a loss of any benefit relating to any Purchased Asset to which any Seller (or any Purchased Entity) is entitled under any provision of any Material Contract binding upon a Seller (or a Purchased Entity) except for breaches and defaults referred to in Section 365(b)(2) of the Bankruptcy Code; or (iv) result in the creation or imposition of any Lien on any Purchased Asset, except for Permitted Liens and Assumed Liabilities.
(c)No Consent of any Governmental Authority is required by or with respect to any Seller (or any Purchased Entity) in connection with the execution and delivery of this Agreement by such Seller, or the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, except for (i) the Consents set forth in Section 5.2(b) of the Seller Disclosure Schedule, (ii) the entry of the Sale Order by the Bankruptcy Court, (iii) compliance with any applicable requirements of the Exchange Act or Securities Act and (iv) other Consents of Governmental Authorities that if not obtained or made would not (individually or in the aggregate) reasonably be expected to be materially adverse to the Business, taken as a whole.
Section 5.3Real Properties.
(a)None of Sellers or any of the Purchased Entities owns any real property.
(b)Section 5.3(b) of the Seller Disclosure Schedule sets forth a complete and correct list of the addresses of all of the real property leased, licensed or otherwise granted (other than in fee) to Sellers (or any Purchased Entity) pursuant to a Lease and each Lease with respect thereto (and all interests leased pursuant to such Leases, the “Leased Real Estate”), including all material written amendments or modifications to such Leases currently in effect. Sellers have delivered to Purchaser correct and complete copies of all such Purchased Real Property Leases, including all material written amendments or modifications thereto currently in effect. As of the date hereof, no Seller (or Purchased Entity) is a sublessor or grantor under any sublease or other instrument granting to another Person (other than another Seller or Purchased Entity) any right to the possession, lease, occupancy or enjoyment of the Leased Real Estate, except as set forth on Section 5.3(b) of the Seller Disclosure Schedule. With respect to each Lease pursuant to which the Leased Real Estate is leased, except as set forth in Section 5.3(b) of the Seller Disclosure Schedule and except with respect to any Bankruptcy-Related Default or payment default of the Debtors:
(i)such Purchased Real Property Leases are in full force and effect and are valid, binding and enforceable against the applicable Seller (or Purchased Entity) and, to the Knowledge of Sellers, any counterparty to such Purchased Real Property Leases in accordance with their respective terms;
(ii)no amount payable under any such Purchased Real Property Lease is past due (after giving effect to any notice and cure period);
(iii)each Seller (and Purchased Entity) party to such Purchased Real Property Lease is in compliance in all material respects with all material commitments and obligations on its part to be performed or observed under each such Purchased Real Property Lease and, to the Knowledge of Sellers, there is no failure by any other party to any such Purchased Real Property Lease to comply in all material respects with all of its material commitments and obligations thereunder;
(iv)as of the date hereof, no Seller (or Purchased Entity) has received any written notice (A) of a material default (which has not been cured), offset or counterclaim under any such Purchased Real Property Lease, or, any other written communication calling upon it to comply with any material provision of any such Lease or asserting material noncompliance (which referenced material noncompliance has not been cured or waived), or asserting such Seller (or Purchased Entity) has waived or altered its material rights thereunder, and no event or condition has happened in the last 12 months or presently exists which constitutes a material default or, after notice or lapse of time or both, would constitute a material default under any such Purchased Real Property Lease on the part of any Seller (or any Purchased Entity) or, to the Knowledge of Sellers, any other party to such Purchased Real Property

Lease, or (B) of any Action against any Seller under any such Purchased Real Property Lease which if adversely determined would result in such Purchased Real Property Lease being terminated;
(v)no Seller (or Purchased Entity) has assigned, subleased, sublicensed, mortgaged, pledged or otherwise encumbered or transferred its interest, if any, under any such Purchased Real Property Lease except for Permitted Liens; and
(vi)to the extent that, as of the date hereof, any such Lease is within the period prescribed in such Lease for exercise of any extension or renewal option, each Seller (or Purchased Entity) has timely exercised, or has not waived its right to exercise, any option to extend or renew the term thereof.
(c)Except as set forth in Section 5.3(c) of the Seller Disclosure Schedule and except for Permitted Liens, (i) Sellers (and the Purchased Entities) have good and valid leasehold interest in and to all Purchased Real Property Leases, and (ii) to the Knowledge of Sellers there are no pending or threatened (in writing) material condemnation proceedings by or before any Governmental Authority with respect to any Purchased Real Property Leases that would reasonably be expected to materially and adversely affect the applicable Seller’s (or Purchased Entity’s) leasehold interest in such Purchased Real Property Leases.
(d)Except as set forth in Section 5.3(d) of the Seller Disclosure Schedule, the Leased Real Estate constitutes all of the real property assets used by Sellers (and the Purchased Entities) for the conduct of the Business in substantially the same manner as the operation of the Business as of the date hereof.
(e) To the Knowledge of Sellers, the use and operation of the Leased Real Estate in the conduct of the Business does not violate in any material respect any Law, Consent, Lien or agreement of any Governmental Authority. To the Knowledge of Sellers, no improvements constituting a part of the Leased Real Estate encroach on any real property not owned, leased or licensed by Sellers (or the Purchased Entities) to the extent that removal of such encroachment would reasonably be expected to materially impair the manner and extent of the current use, occupancy and operation of such improvements. To the Knowledge of Sellers, there are no Liens, other than Permitted Liens, affecting the Leased Real Estate that materially impair (or otherwise adversely impact) the ability of any Seller (or any Purchased Entity) to use such property in the operation of the Business as currently conducted.
(f)Except as set forth in Section 5.3(f) of the Seller Disclosure Schedule and except with respect to any Bankruptcy-Related Default, Sellers (and the Purchased Entities) are in possession of the Leased Real Estate, and enjoy peaceful and undisturbed possession of such real property.
Section 5.4Assets; Sufficiency of and Title to the Purchased Assets. Except as set forth in Section 5.4 of the Seller Disclosure Schedule and other than the Excluded Assets, to the Knowledge of Sellers, Sellers (and the Purchased Entities, as applicable) have good and valid title to, or have good and valid leasehold interests in or otherwise have the valid right to possess and use, all tangible personal property that is included in the Purchased Assets, free and clear of all Liens other than Permitted Liens, except in each case as would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. Such owned and leased tangible personal property is in good working order, reasonable wear and tear excepted, except as would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 5.4 of the Seller Disclosure Schedule and other than the Excluded Assets, the Purchased Assets constitute all of the assets, rights, interests, claims and properties of every nature and kind whatsoever used in or held for use in the conduct of the Business, or otherwise necessary for Purchaser to conduct and operate the Business immediately after the Closing in all material respects as conducted by Sellers (and the Purchased Entities) as of the date hereof.
Section 5.5Intellectual Property.
(a)To the Knowledge of Sellers, (i) Sellers (or the Purchased Entities) own or otherwise have an enforceable and valid right to use all Software and other intellectual property used in the operation of the Business as currently conducted, and (ii) the operation of the Business does not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third-party. In the last three (3) years, no Action has been asserted or, to the Knowledge of Sellers, is pending or threatened against any Seller (or any Purchased Entity) with respect to the foregoing.
(b)Sellers (or the Purchased Entities) own all right, title and interest in and to the Intellectual Property and, to the Knowledge of Sellers, are entitled to use all Intellectual Property.
(c)Section 5.5(c) of the Seller Disclosure Schedule identifies all registrations and applications for the Intellectual Property (the “Registered Intellectual Property”), specifying as to each item, as applicable: the title, mark, or patent (as applicable); the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status.
(d)The Registered Intellectual Property is subsisting and has not been adjudicated to be invalid or unenforceable in whole or part, and to the Knowledge of Sellers, is valid and enforceable. To the Knowledge of Sellers, there are no uses of any item of Registered Intellectual Property that would (or would reasonably) be expected to lead to such item becoming invalid or unenforceable. All fees related to the Registered Intellectual Property required to have been paid as of the date hereof have been timely paid to the relevant Governmental Authorities and authorized registrars, and all Registered Intellectual Property is otherwise in good standing.
(e)To the Knowledge of Sellers, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property in any material respect. Except as set forth on Section 5.5(e) of the Seller Disclosure Schedule, no Seller (or any Purchased Entity) has granted any license in settlement of an infringement, release, covenant not to sue, or non-assertion assurance to any Person with respect to any Intellectual Property (it being agreed that non-exclusive licenses granted in the ordinary course of business to customers, vendors, contractors, service providers, and the like are not the subject of this representation).
(f)No Seller (or Purchased Entity) is party to any settlement agreement or consent agreement, or to the Knowledge of Sellers, any decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.
(g)The internet domain names set forth on Section 5.5(g) of the Seller Disclosure Schedule are registered and controlled by one or more Sellers (or Purchased Entities).
(h)Sellers have taken commercially reasonable and necessary steps, including all reasonable actions common in the industry, to maintain, protect, preserve and enforce the material Trade Secrets included in the Intellectual Property, including by (i) requiring all Persons having access thereto who are not otherwise subject to legal or ethical obligations to maintain the confidentiality thereof to execute written Contracts with appropriate non-disclosure obligations (“NDAs”) and (ii) the implementation and maintenance of appropriate and reasonable security measures. Without limiting the foregoing, no material Trade Secrets have been disclosed to any Person not bound by an NDA. To the Knowledge of Sellers, no Person is in violation of any NDA.
(i)Each current and former employee, consultant, independent contractor or other Person (each, a “Developer”) who contributed to, invented, created, or developed any material Software, Patent or other material work product related to the Business (collectively, “Work Product”) has entered into a written Contract with a Seller or Purchased Entity pursuant to which the Developer grants to the relevant Seller or Purchased Entity a present assignment of any right, title or interest such Developer may have in or to such Work Product, in each case, to the extent such Work Product is not owned by a Seller or Purchased Entity as a matter of law. No Developer has been authorized by Sellers (or any Purchased Entity) to utilize any generative artificial product or service to create or develop, or assist with the creation or development of, any Work Product.

(j)Section 5.5(j) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all OSS that is incorporated in, embedded in, linked to or combined with any material Owned Software and, for each such OSS, the Contract (e.g., open-source license) under which such OSS is licensed.
(k)Except as set forth on Section 5.5(k) of the Seller Disclosure Schedule, no third-party Software (other than OSS) is incorporated in, embedded in, linked to or combined with any Owned Software; provided, that the Owned Software operates on cloud servers owned by third parties. Without limitation of the foregoing, except as set forth on Section 5.5(k) of the Seller Disclosure Schedule, no third-party Software that is material to the operation of the Business is used in the operation of the Business except commercially available Software under the applicable vendor’s standard terms.
(l)Except as set forth on Section 5.5(l) of the Seller Disclosure Schedule, to the Knowledge of Sellers, no OSS has been used in connection with the Business in a manner that (i) requires the disclosure or distribution in source code form of any Owned Software; (ii) requires the licensing of any Owned Software for the purpose of making derivative works; or (iii) imposes any other limitation, restriction or condition in connection with the Owned Software (other than a customary attribution requirement if the Owned Software is distributed, if applicable). Without limitation of the foregoing, each Developer was (in the course of their employment or engagement by the relevant Seller or Purchased Entity) informed of the Sellers’ OSS policy.
(m)Sellers have not disclosed or delivered to any escrow agent or any other Person (other than employees and contractors subject to reasonable confidentiality obligations) any of the source code relating to any Owned Software, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code.
(n)The computer systems, including Software, hardware, networks, databases, systems, telecommunications equipment, platforms, applications, websites and any other information technology systems (and all information transmitted thereby or stored therein), owned, leased, licensed, relied on, or otherwise used or held by Sellers or in connection with the Business (collectively, the “Business Systems”) are reasonable for the Business as currently conducted and are in sufficient, adequate and satisfactory working order in all material respects. To Knowledge of Sellers, there are no material bugs, backdoors, spyware, malware, Trojan horses, worms, malicious computer codes or other similar programs or defects in the Business Systems that would reasonably be expected to cause material harm or unauthorized disruption, breach, or access to the Business Systems. Sellers have implemented and maintain commercially reasonable security and maintenance and support procedures and facilities and incident response, disaster recovery and business continuity plans (including periodic testing on at least an annual basis of such incident response, disaster recovery and business continuity plans) that comply with applicable Law to ensure the physical and electronic protection of the Business Systems from material disruptions in operation or unauthorized disclosure, use or modification. To the Knowledge of Sellers, there have been no material unauthorized intrusions, failures, breaches, violations, breakdowns, continued substandard performance or other adverse events affecting any such Business Systems.
Section 5.6Privacy and Data Security.
(a)Sellers’ Processing of Personal Data conform to and comply with, and have, at all times, conformed to and complied with, in each case in all material respects, (i) all Privacy and Data Security Laws; (ii) self-regulatory standards, rules or codes of practice relating to the privacy, data security or Processing of Personal Data and binding on Sellers or the Business (including but not limited to the Payment Card Industry Data Security Standard); (iii) internal or external written privacy policies, data security policies or notices pertaining to the Processing of Personal Data by Sellers or the Business; (iv) all privacy choices made by individuals (including opt-in affirmative consents, opt-outs or other forms of authorization as required by Privacy and Data Security Laws); and (v) contractual obligations to which Sellers or the Business are bound, including applicable terms of use or other contractual terms pertaining to the protection, privacy, security, collection, storage, use, disclosure, disposal, Processing or transmission of Personal Data (collectively, “Privacy and Data Security Commitments”). Sellers have provided notice and obtained any necessary consents from individuals as required by Privacy and Data Security Commitments for the Processing of Personal Data as conducted by or for Sellers, its Affiliates, or the Business. Except as set forth on Section 5.6(a) of the Seller Disclosure Schedule, neither the execution, delivery, and performance of this Agreement nor the taking over by Purchaser of all of Sellers’ Data will cause, constitute, or result in a breach or violation of any Privacy and Data Security Commitment in any material respect.
(b)Sellers have implemented and maintain a written information security program with commercially reasonable and appropriate administrative, technical, and organizational safeguards designed to protect the (i) Business Systems against any breach of security, material failure, unauthorized access to or use, or any other adverse event; and (ii) Sellers’ Data against any loss, theft, misuse, unauthorized access to or use, disclosure, destruction, modification, alteration or other Processing (“Security Event”); and have taken reasonable steps to ensure that any Persons with access to any Sellers’ Data (including any subcontractors Processing Sellers’ Data on Sellers’ or Business’ behalf) have implemented and maintain the same. To the Knowledge of Sellers, within the past five (5) years, neither Sellers nor the Business (including any subcontractors Processing Sellers’ Data on Sellers’ or the Business’ behalf) have been subject to any Security Event, and no circumstances have arisen that would require Sellers, the Business, or any subcontractors (as it relates to Sellers’ Data) to notify any individual or Governmental Authority of a Security Event.
(c)There is, and within the past five (5) years there has been, no Action pending or, to the Knowledge of Sellers, threatened against Sellers or the Business by any Person, Governmental Authority, or self-regulatory entity relating to or alleging a violation of any Privacy and Data Security Commitment. Within the past five (5) years, neither Sellers nor the Business, have received any written notices of claims, suits, complaints, orders, charges, actions, investigations, audits or inquiries by any Person, Governmental Authority or self-regulatory entity relating to or alleging a violation of any Privacy and Data Security Commitment, and to the Knowledge of Sellers, there are no facts or circumstances that could reasonably form the basis of any such claim, suit, complaint, order, charge, action, investigation, audit or inquiry.
Section 5.7Litigation; Governmental Investigations.
(a)Except for in the matters set forth on Section 5.7(a) of the Seller Disclosure Schedule, all of which are reasonably expected to be discharged pursuant to the Sale Order, as of the date hereof, there is no Action pending or, to the Knowledge of Sellers, threatened against any Seller (or any Purchased Entity) that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect, nor is there any Order outstanding against any Seller (or any Purchased Entity) that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect.
Section 5.8Material Contracts; Debt Instruments.
(a)Section 5.8(a) of the Seller Disclosure Schedule identifies all the following types of Contracts (each a “Material Contract”) in effect as of the date hereof that are related to the Purchased Assets or the Business generally and to which any Seller (or any Purchased Entity) is a party:
(i)any joint venture, partnership, limited liability company or other similar Contracts, other than the Fundamental Documents of any Seller (or any Purchased Entity);
(ii)any Contract relating to the Indebtedness (including, for the avoidance of doubt, any guaranty for borrowed money or otherwise) of any Seller (or any Purchased Entity) or to the mortgaging or pledging of, or otherwise placing a Lien on, any of the assets of any Seller (or any Purchased Entity) or any of the Equity Securities of any Seller (or any Purchased Entity), in each case in respect of Indebtedness of such Seller or Purchased Entity in excess of $500,000;
(iii)any Lease for personal property under which any Seller or Purchased Entity is the lessee and is obligated to make annual payments in excess of $100,000;
(iv)any Lease relating to the Leased Real Estate;

(v)any Contract relating to any outstanding commitment for capital expenditure in excess of $25,000 individually or $75,000 in the aggregate;
(vi)any Contract (or series of related Contracts) relating to the acquisition or disposition of any Person, business or material real property or other assets (whether by merger, sale of stock, sale of assets or otherwise), (A) entered into at any time during the last three (3) years or (B) pursuant to which any Seller (or any Purchased Entity) has remaining material payment or performance obligations;
(vii)any Contract that by its terms expressly (A) limits the freedom of any Seller (or any Purchased Entity) or the Business to compete in any line of business or with any Person or in any geographic area, (B) contains exclusivity obligations or restrictions binding on any Seller (or any Purchased Entity) or the Business, or (C) restricts any Seller (or any Purchased Entity) from selling, licensing or otherwise distributing any of its products or providing any of its services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market, in each case where such limits, obligations or restrictions are material to the Business, taken as a whole;
(viii)any sales, distribution, agency or marketing Contract (or series of related Contracts) involving payment obligations of any Seller or any Purchased Entity in excess of $100,000 in any annual period;
(ix)any Contracts (including any “take-or-pay” or keepwell agreement) under which (A) any Person has expressly guaranteed any liabilities or obligations of any Seller (or any Purchased Entity) or (B) any Seller (or any Purchased Entity) has directly or indirectly guaranteed liabilities or obligations of any other Person;
(x)any Contract (or series of related Contracts) relating to the purchase by any Seller (or any Purchased Entity) of any products or services under which the undelivered balance of such products or services is in excess of $100,000;
(xi)Contracts with any current employee of any Seller (or any Purchased Entity) that provide for annual base compensation in excess of $100,000 or provide for any severance Liabilities, including but not limited to any Contract with Prasad Gundumogula or any of his Affiliates (or immediate family members);
(xii)any Contract with any Material Supplier;
(xiii)any Intellectual Property Agreement (other than non-exclusive licenses granted by Sellers or a Purchased Entity in the ordinary course of business and non-exclusive licenses granted to a Seller or a Purchased Entity for commercially available products and services that have not been materially customized for a Seller or Purchased Entity or are bespoke);
(xiv)any Collective Bargaining Agreements or other similar agreements or commitments with any unions, labor organizations or other employee representative of a group of employees of any Seller or any Affiliate thereof (including any Purchased Entity).
(b)Except with respect to any Bankruptcy-Related Default or payment default of the Debtors, each Material Contract included in the Purchased Assets is a legal, valid, binding and enforceable agreement of the applicable Seller (or Purchased Entity) and is in full force and effect, as of the date hereof, and none of Sellers (nor any Purchased Entity) or, to the Knowledge of Sellers, any other party thereto is in material default or material breach under the terms of, or, in the last 12 months, has provided any written notice to terminate or materially modify (in a manner adverse to the Business), any such Material Contract. To the Knowledge of Sellers, no Seller (nor any Purchased Entity) is a party to a Material Contract that is an oral Contract.
(c)Except as set forth in Section 5.8(c) of the Seller Disclosure Schedule, following the entry of the Sale Order and operation of Section 365 of the Bankruptcy Code, to the Knowledge of

Sellers, no Consent of any third party is required under any Material Contract included in the Purchased Assets as a result of or in connection with, and the enforceability of any such Material Contract will not be affected by the execution, delivery and performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby. Complete and correct copies of (i) each Material Contract (including all material waivers thereunder), (ii) all Contracts for Indebtedness of a Seller or a Purchased Entity, (iii) Contracts to which a Seller or a Purchased Entity is party relating to any interest rate, currency or commodity derivatives or hedging transaction; and (iv) all form Contracts currently used in the operation of the Business have been made available to Purchaser.
Section 5.9Employees; Labor Matters.
(a)Within the past three years there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work or other similar material labor protest by any employees employed by any Seller or any of its Affiliates (“Employees”). As of the date hereof, there are no material labor disputes currently subject to any grievance, arbitration, or Action, by any Employees or any union or other labor organization representing Employees. Within the past three years, no Seller or any Affiliate thereof has engaged in unfair labor practices (within the meaning of the National Labor Relations Act) that would reasonably be expected to, individually or in the aggregate, directly or indirectly, result in a material Liability with respect to the Purchased Assets taken as a whole. Within the past three years, no Seller, or any Affiliate thereof has received written notice of the intent of any Governmental Authority responsible for the enforcement of labor and employment laws to conduct an investigation with respect to or relating to the Business which would reasonably be expected to, individually or in the aggregate, directly or indirectly, result in a material Liability to Sellers, the Purchased Assets taken as a whole and, to the Knowledge of Sellers, no such investigation is in progress.
(b)Each of Sellers and their respective Affiliates is, and for the past three years has been, in compliance in all material respects with all Laws governing labor and employment, including employment practices, employment standards, terms, and conditions of employment, wages and hours, equal opportunity, human rights, pay equity, privacy, accessibility, workers’ compensation or workplace health and safety, worker and employee classification, temporary employees, civil rights, labor relations, and occupational health and safety, including the Immigration and Reform Control Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Federal Age Discrimination in Employment Act, and any other Laws governing labor and employment. Within the past three years, neither Sellers nor any of their respective Affiliates have received a written complaint, warning, order, demand, or written charge issued by a Governmental Authority that alleges a material violation by any Seller or Affiliate thereof of any applicable Law governing their employment practices, employment standards, terms and conditions of employment, wages and hours, equal opportunity, human rights, pay equity, privacy, accessibility, workers’ compensation or workplace health and safety, worker and employee classification, temporary employees, civil rights, labor relations, or occupational health and safety, and there are no Actions outstanding, threatened or anticipated, against or in respect of any Seller or Affiliate thereof under or in respect of any such applicable Laws. None of Sellers, or any of their respective Affiliates have, with respect to the Business (i) engaged in any plant closing, work force reduction, mass termination, group termination, collective dismissal or other reduction in force in the past three (3) years that has resulted or would reasonably be expected to result in material Liability under the WARN Act or other Law, or (ii) been issued any written notice that any such Action is to be brought in the future.
(c)Sellers have delivered to Purchaser a true, correct and complete list setting forth for each current employee of each Seller (or any Affiliate thereof, if such employee provides services with respect to the Business), in each case, as applicable: (i) name (or, if required by applicable Law, an anonymized identifying number), (ii) title, (iii) description of position, (iv) place of employment (including city and state/province), (v) name of legal employer, (vi) current annual salary or hourly wage rate, (vii) target bonus or commissions opportunity and total bonus paid in respect of the last completed fiscal year, (viii) deferred or contingent compensation, (ix) accrued vacation and sick days, (x) severance and other benefits paid or payable (in cash or otherwise) for the fiscal year ended December 31, 2024, (xi) start date of employment, and, (xii) for any employee who is inactive or on a leave of absence, the reason for such leave or inactive status, the commencement date of the leave and the expected return to work date, if known.

Section 5.10Benefit Plans.
(a)Section 5.10(a) of the Seller Disclosure Schedule contains a list of all material Benefit Plans. Each Benefit Plan (and any related trust or other funding vehicle) has been established, registered, qualified, invested, communicated, maintained, funded, operated and administered in compliance in all material respects with its terms and all applicable requirements of ERISA, the IRC, and other applicable Laws. No Benefit Plan is subject to any audit, investigation, or examination by any Governmental Authority and no such actions are pending or threatened in writing with respect to any Benefit Plan. Each Benefit Plan which is intended to be qualified within the meaning of IRC Section 401(a) is so qualified and has received, or timely requested, a favorable determination letter from the Internal Revenue Service upon which it may rely, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and its trust is exempt from federal taxation under IRC Section 501(a), and no event has occurred and no facts or conditions exist that would reasonably be expected to adversely affect the qualified or registered status of any such Benefit Plan or result in the imposition of any liability, penalty, or Tax under ERISA, the IRC or other applicable Law.
(b)There does not now exist, and there are no existing circumstances that would reasonably be expected to result in, any Controlled Group Liability that would be a Liability of Purchaser or any of its Affiliates following the Closing.
(c)No Benefit Plan is a Multiemployer Plan or otherwise subject to Title IV of ERISA, Sections 412 or 4971 of the IRC, or Section 302 of ERISA, nor have any Sellers or any of their respective ERISA Affiliates been obligated to contribute or have any Liability with respect to any of the foregoing. No Benefit Plan provides retiree or post-employment life insurance, medical, severance, or other employee welfare benefits to any participant, except as required by COBRA or any similar applicable Law and at the sole expense of the applicable participant.
(d)Neither the execution nor the delivery of this Agreement or any other Transaction Document nor the consummation of the transactions contemplated herein or therein, either alone or in combination with another event, will: (i) entitle any Employee or other service provider to any payment; (ii) increase the amount of compensation or benefits due to any Employee or other service provider; (iii) accelerate the vesting, funding, or time of payment of any compensation, equity award, or other benefits; (iv) result in any obligation or other Liability to or obligation or commitment by Purchaser or any of its Affiliates to any Employee or other service provider of any Seller or any of its Affiliates; or (v) give rise to payments or benefits that, separately or in the aggregate, would be nondeductible to the payor under Section 280G of the IRC or would result in an excise Tax on any recipient under Section 4999 of the IRC.
(e)Except as set forth on Section 5.10(e) of the Seller Disclosure Schedule, no Benefit Plan is a “nonqualified deferred compensation plan,” within the meaning of Section 409A of the IRC. With respect to each Benefit Plan set forth on Section 5.10(e) of the Seller Disclosure Schedule, each such Benefit Plan is, and has been operated, in compliance in all material respects with Section 409A of the IRC.
Section 5.11Licenses. Section 5.10 of the Seller Disclosure Schedule contains a true and correct list of all Licenses issued by or obtained from a Governmental Authority that are held by Sellers (or any Purchased Entity) as of the date hereof and that are used by Sellers (or any Purchased Entity) to operate, and are material to the operation of, the Business as currently conducted. To the Knowledge of Sellers, all such Licenses are in full force and effect, as of the date hereof, and Sellers (or any Purchased Entity) are not, as of the date hereof, in default (or with the giving of notice or lapse of time or both, would be in default) under any such Licenses, except for any Bankruptcy-Related Defaults or as would not reasonably be expected to have a Material Adverse Effect. There are no Actions pending or, to the Knowledge of Sellers, threatened in writing that seek the revocation, cancellation, suspension or adverse modification of any Licenses. To the Knowledge of Sellers, all required filings with respect to the Licenses have been timely made and any required applications for renewal thereof have been timely filed except where the failure to make any such filing or application would not reasonably be expected to have a Material Adverse Effect.

Section 5.12Restrictions on Business Activities. To the Knowledge of Sellers, there are no Contracts or Orders binding upon any Seller (or any Purchased Entity) or to which any Seller (or any Purchased Entity) is a party, that by its terms prohibits or restricts any business practice of any Seller (or any Purchased Entity), any acquisition of property by any Seller (or any Purchased Entity) or the conduct of the Business in any geographic region, in each case where such prohibition or restriction is or would reasonably be expected to be material to the Business, taken as a whole.
Section 5.13Insurance. Section 5.13 of the Seller Disclosure Schedule sets forth all insurance policies maintained by Sellers (and any Purchased Entity) as of the date hereof with respect to the Purchased Assets or the Business. All such insurance policies are in full force and effect and Sellers (and the Purchased Entities) have complied with the terms thereof in all material respects. Except as set forth on Section 5.13 of the Seller Disclosure Schedule, there are no claims, by or with respect to any Seller (or any Purchased Entity), pending under any of the insurance policies listed on Section 5.13 of the Seller Disclosure Schedule, or disputes with insurers with respect thereto. In the last two (2) years, no Seller (nor any Purchased Entity) has received any written notice regarding (a) a termination or material reduction of coverage with respect to any insurance policy set forth on Section 5.13 of the Seller Disclosure Schedule, except any insurance policies that have terminated pursuant to their terms and been replaced in the ordinary course of business, (b) a refusal of any coverage or rejection of any claim under any insurance policy set forth on Section 5.13 of the Seller Disclosure Schedule (other than reservation of rights notices in the ordinary course), (c) a premium audit with respect to any insurance policy set forth on Section 5.13 of the Seller Disclosure Schedule, or (d) an adjustment in the amount of the premiums payable with respect to any insurance policy set forth on Section 5.13 of the Seller Disclosure Schedule. Sellers have made available to Purchaser true, complete and accurate copies of all insurance policies set forth on Section 5.13 of the Seller Disclosure Schedule.
Section 5.14Environmental Matters. Except as set forth in Section 5.14 of the Seller Disclosure Schedule, to the Knowledge of Sellers and except as would not reasonably be expected to materially adverse to the Business as operated as of the date hereof:
(a)the operation of the Business is in compliance with all applicable Environmental Laws (including obtaining and complying with all Permits required pursuant to Environmental Law to operate the Business);
(b)Sellers (and the Purchased Entities) are not the subject of any outstanding Environmental Claim with respect to violation of Environmental Laws and have not received any written notice in the last two years prior to the date of this Agreement alleging that any Seller (or any Purchased Entity), the Business, or any Purchased Assets may be in violation in any material respect of any applicable Environmental Law; and
(c)(i) there has been no Environmental Release of Hazardous Materials by any Seller, the Purchased Entities or by any other Person at the Purchased Real Property Leases, in contravention of Environmental Law that would (or would reasonably be expected to), after the Closing Date, require remediation pursuant to Environmental Law, and (ii) Sellers (and the Purchased Entities) have not received any written notice that any of the Purchased Assets, the Business, or real property currently or formerly owned, leased or operated by any Seller in connection with its business operations has been contaminated with any Hazardous Materials which would reasonably be expected to result in an Environmental Claim against, or otherwise result in Liability of, Sellers (or the Purchased Entities).
Section 5.15No Brokers. Except as set forth in Section 5.15 of the Seller Disclosure Schedule, no Person has acted, directly or indirectly, as a broker or financial advisor for Sellers (or any Purchased Entity) in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
Section 5.16Taxes.
(a)Except as set forth in Section 5.16 of the Seller Disclosure Schedule, (i) all material Tax Returns required to be filed by or on behalf of any Seller with respect to the Purchased Assets (or by or on behalf of any Purchased Entity) have been filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes due and payable by any Seller with respect to the Purchased Assets (or by any Purchased Entity), whether or not shown on any such Tax Return, have been timely paid, and (iii) there are no Liens for material Taxes with respect to the Purchased Assets, other than Permitted Liens.
(b)No Seller (or Purchased Entity) is the subject of any Action with respect to material Taxes or any material Tax Returns nor, to the Knowledge of Sellers, has any such Action been threatened in writing.
(c)Each Seller (and Purchased Entity) has timely withheld and paid, or caused to be paid, all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Person and all IRS Forms W-2 and Forms 1099 (or any other applicable form) with respect thereto have been properly and timely distributed in all material respects.
(d)No Seller (or Purchased Entity) has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(e)No Seller with respect to the Purchased Assets (nor any Purchased Entity) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension remains outstanding. There are no pending or threatened audits, investigations, disputes, notices of deficiency, claims or other proceedings for or relating to any material liability for Taxes.
(f)No Seller (or Purchased Entity) has any Liability for Taxes of any other Person as a transferee or successor, by Law or by Contract other than any Contract that (i) does not generally address Tax sharing, Tax indemnities or Tax allocation and (ii) was entered into in the ordinary course of business or pursuant to commercial lending arrangements.
(g)No Seller (or Purchased Entity) is a party to any “closing agreement” as described in Section 7121 of the IRC (or any similar provision of state, local or foreign Law) or any other agreement with any Governmental Authority with respect to Taxes. No private letter ruling, technical advice memoranda or similar rulings have been requested or issued by any Governmental Authority with respect to any Seller (or any Purchased Entity).
(h)No Seller (or Purchased Entity) is a party to any Tax allocation, indemnification or sharing agreement. No Seller (or Purchased Entity) (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was any Seller or any Affiliate of a Seller (including any Purchased Entity)), or (ii) has liability for the Taxes of any Person (other than any Seller or any Affiliate of a Seller (including any Purchased Entity)) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract (other than any Contract that (i) does not generally address Tax sharing, Tax indemnities or Tax allocation and (ii) was entered into in the ordinary course of business or pursuant to commercial lending arrangements), or otherwise.
(i)No claim has been made in writing by any Governmental Authority in a jurisdiction where a Seller (or Purchased Entity) does not file Tax Returns that such Seller (or Purchased Entity) is or may be subject to taxation by that jurisdiction.
(j)Each Seller (and Purchased Entity) has in all material respects properly (i) collected and remitted sales and similar Taxes with respect to sales made to its customers, and (ii) for all sales that are exempt from sales and similar Taxes that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.
(k)No Seller (or Purchased Entity) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change made prior to the Closing in the method of accounting for a Tax period ending prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the IRC

(or any corresponding or similar provision of state, local or foreign income Tax law) or any agreement with Governmental Authority entered into or executed prior to the Closing, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any corresponding or similar provision of state, local or foreign Tax law) made or established prior to the Closing, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount or advance payments received or deferred revenue received or accrued prior to the Closing outside of the ordinary course of business, (vi) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (vii) a “gain recognition agreement” under Section 367(a) of the IRC.
Section 5.17Material Suppliers. Section 5.17 of the Seller Disclosure Schedule sets forth a list of the top 20 suppliers of the Business by dollar volume of purchases for each of (a) the fiscal year ended December 31, 2024, and (b) the fiscal year ended December 31, 2023, as well as the corresponding dollar volumes for such periods (collectively, the “Material Suppliers”). The Business’ relationships with the Material Suppliers are good commercial working relationships and, in the last two (2) years, no Seller or any Purchased Entity has received any written notice from any Material Supplier stating that any such Material Supplier intends to stop, materially decrease the rate of, or materially change (in a manner adverse to the Business) the terms (whether related to payment, price or otherwise) with respect to supplying materials, products or services to the Business, whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise, nor during the last twelve (12) months has any Material Supplier canceled, materially modified (in a manner adverse to the Business), or otherwise terminated (or threatened in writing (or to the Knowledge of Sellers, orally) to do the same) its relationship with the Business or materially decreased its services, supplies or materials (or threatened to do the same) to the Business. As of the date hereof and excluding matters arising out of or relating to the Bankruptcy Cases, there are no disputes between any Seller (or any Purchased Entity or the Business), on the one hand, and any Material Supplier, on the other hand that would reasonably be expected to be material to the Business, taken as a whole.
Section 5.18Material Customers. Section 5.18 of the Seller Disclosure Schedule sets forth a list of the top ten customers of the Business by dollar volume of revenues for each of (a) the fiscal year ended December 31, 2024, and (b) the fiscal year ended December 31, 2023, as well as the corresponding dollar volumes for such periods (collectively, the “Material Customers”). Except as set forth on Section 5.17 of the Seller Disclosure Schedule, the relationships of the Business with the Material Customers are good commercial working relationships and, in the last three (3) years, no Seller or any Purchased Entity has received any written notice from a Material Customer stating that such Material Customer intends to stop, materially decrease the rate of, or materially change (in a manner adverse to the Business) the terms (whether related to payment, price or otherwise) with respect to purchasing materials, products or services from the Business, whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise, nor during the last twelve (12) months has any Material Customer cancelled, materially modified (in a manner adverse to the Business), or otherwise terminated (or threatened in writing (or to the Knowledge of Sellers, orally) to do the same) its relationship with the Business or materially decreased its purchases of services, supplies or materials to the Business. As of the date hereof and excluding matters arising out of or relating to the Bankruptcy Cases, there are no disputes between any Seller (or any Purchased Entity or the Business) on the one hand, and any Material Customer, on the other hand that would reasonably be expected to be material to the Business, taken as a whole.
Section 5.19Transactions with Related Parties. Except as set forth on Section 5.19 of the Seller Disclosure Schedule, to the Knowledge of Sellers, no Related Party of a Seller or Purchased Entity (a) is a party to any Material Contract or material transaction involving the Purchased Assets or the Business other than (i) loans and other extensions of credit to current officers or employees of any Seller or a Purchased Entity (and/or the Business) for travel or business expenses or other employment-related purposes in the ordinary course of business, none of which are material, individually or in the aggregate and (ii) employment arrangements, or (b) owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as a material supplier, lessor, lessee, franchisee, or any other Person with a material commercial relationship with the Business.
Section 5.20Contracts and Permits of the Purchased Entities.

(a)Except as set forth in Section 5.20 of the Seller Disclosure Schedule, following the entry of the Sale Order and operation of Section 365 of the Bankruptcy Code, to the Knowledge of Sellers, no Consent of any third party is required under any Material Contract to which a Purchased Entity is a party (and no such Material Contracts contain “change of control” or similar provisions triggered by the consummation of the transactions contemplated by this Agreement) or Permit held by a Purchased Entity as a result of or in connection with, and the enforceability of any such Contract or Permit will not be affected by the execution, delivery and performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, in each case except as would not (individually or in the aggregate) reasonably be expected to be materially adverse to the Business, taken as a whole.
(b)No Purchased Entity has any liabilities or obligations except for (i) any liabilities or obligations specifically reflected in the consolidated audited balance sheet of Sellers as of December 31, 2024 (the “Balance Sheet Date”) or any related financial statements, (ii) any liabilities or obligations that were incurred in the ordinary course since the Balance Sheet Date that are not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) obligations for future performance after the Closing under any Material Contract set forth on Section 5.8 of the Seller Disclosure Schedule or other Contract to which any Purchased Entity is a party that is not required to be listed on a section of the Seller Disclosure Schedule, (iv) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (v) liabilities or obligations disclosed on Section 5.20(b) of the Seller Disclosure Schedule. All accounts payable of each Purchased Entity have been paid since the Balance Sheet Date in the ordinary course consistent with past practice.
Section 5.21No Other Representations. Except as expressly set forth in this Agreement or any other Transaction Document, none of Sellers, the Purchased Entities and any other Person makes or shall be deemed to have made any representation or warranty whatsoever, express or implied, to Purchaser or any other Person, and Sellers (on behalf of themselves, the Purchased Entities and any other Person) hereby disclaim all liability and responsibility for any representation, warranty, statement or information, whether express or implied, not included in this Agreement or any other Transaction Document that was made or furnished (in writing) to Purchaser (as modified by the Seller Disclosure Schedule).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Sellers as of the date of this Agreement and as of the Closing as follows:
Section 6.1Organization, Standing and Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not prevent or otherwise have a material adverse effect, individually or in the aggregate, on Purchaser’s ability to consummate the transactions contemplated by this Agreement.
Section 6.2Authority; Noncontravention.
(a)Subject to the Bankruptcy Court’s entry of the Sale Procedures Order and the Sale Order, (i) Purchaser has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and (ii) the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary actions on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement constitutes a valid and binding agreement of each Seller and subject to entry of the Sale Order, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, equitable subordination or similar Laws of general application and other Laws affecting creditors’ rights generally.
(b)Subject to the Bankruptcy Court’s entry of the Sale Procedures Order, the Sale Order and the Bid Direction Letter, the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate Purchaser’s Fundamental Documents, (ii) assuming compliance with the matters referred to in Section 6.2(c), constitute or result in a default under or violate any applicable Law, or (iii) violate, conflict with, constitute a breach or a default under (or event which, with the giving of notice or lapse of time, or both, would become a default) or give rise to any right of termination, amendment, revocation, suspension, payment, cancellation or acceleration of any material Contract to which Purchaser is a party, except in the cases of the preceding clauses (ii) and (iii) as to matters which would not prevent or otherwise, individually or in the aggregate, reasonably be expected to have a material adverse effect.
(c)No Consent of any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser, or the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, except for (i) the entry of the Sale Order by the Bankruptcy Court, (ii) compliance with any applicable requirements of the Exchange Act or the Securities Act and (iii) other Consents of Governmental Authorities that if not obtained or made would not (individually or in the aggregate) reasonably be expected to have a material adverse effect.
Section 6.3Financial Ability.
(a)On the Closing Date, Purchaser will have sufficient cash on hand to allow Purchaser to perform all of its obligations under this Agreement, including (i) payment or satisfaction of Cure Costs and other Assumed Liabilities and (ii) all fees and expenses to be paid by Purchaser related to the transactions contemplated by this Agreement. Purchaser is capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to adequate assurance of future performance under the Purchased Contracts.
(b)Purchaser was formed for the benefit and at the direction of the DIP Lenders and the Pre-Petition Lenders for the purpose of assisting with the Credit Bid, and Purchaser has the legal right to direct, and has directed (or caused to be directed), the DIP Agent, the Pre-Petition Administrative Agent and the Pre-Petition Revolving Agent, on behalf of the DIP Lenders and the Pre-Petition Lenders, as applicable, to make a credit bid pursuant to Section 363 of the Bankruptcy Code in order to pay the Credit Bid portion of the Purchase Price, pursuant to the Bid Direction Letter.
Section 6.4No Brokers. No Person has acted, directly or indirectly, as a broker or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
Section 6.5No Other Representations. Except as and to the extent set forth in this Agreement or any other Transaction Document to which Purchaser is a party, Purchaser does not make any representation or warranty whatsoever to any Seller (or any other Person), and Purchaser hereby disclaims all liability and responsibility for any representation, warranty, statement or information not included in this Agreement or any other Transaction Document that was made, communicated or furnished (orally or in writing) to any Seller or any of its Affiliates or representatives (or any other Person).
Section 6.6No Inducement or Reliance; Independent Assessment.
(a)Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, made by Sellers or their respective Affiliates, officers, directors, employees, agents or representatives or any other Person except for the representations and warranties of Sellers expressly set forth in ARTICLE V (as modified by the Seller Disclosure Schedule) and in any Transaction Document, whether or not any such representations, warranties or statements were made in writing or orally. Purchaser represents and warrants that neither Sellers nor any of their respective Affiliates, officers, directors, employees, agents or representatives or any other Person has made any representation or warranty, express or implied, oral or written, including any implied warranty of merchantability, suitability or of fitness for a particular purpose or quality or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent (or any other representation or warranty referred to in section 2-312 of the Uniform Commercial Code of any applicable jurisdiction) as to Sellers or the Purchased Assets, or the transactions contemplated hereby except for the representations and warranties expressly given by Sellers in ARTICLE V (as modified by the Seller Disclosure Schedule) and in any Transaction Document, and neither Sellers nor any of their respective Affiliates, officers, directors, employees, agents or representatives or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its Affiliates or their respective representatives or the use by Purchaser or its Affiliates or their respective representatives, of any information, including publications, any confidential information memorandum or electronic data room information provided to Purchaser or its Affiliates or their respective representatives, or any other document or information in any form provided to Purchaser or its Affiliates or their respective representatives in connection with the transactions contemplated hereby. Purchaser acknowledges that it has inspected and conducted, to its satisfaction, its own independent review, investigation and analysis (financial and otherwise) of Sellers and the Purchased Assets and, in making the determination to proceed with the transactions contemplated hereby, Purchaser has relied on the results of its own independent review, investigation and analysis.
(b)Purchaser acknowledges that neither Seller nor any of their respective representatives or Affiliates makes, will make or has made any representation or warranty, express or implied, including as to the prospects of Sellers or the Purchased Assets or their respective businesses or their profitability for Purchaser, or with respect to any forecasts, projections or business plans made available to Purchaser (or its Affiliates, officers, directors, employees, agents or representatives) in connection with Purchaser’s review of Sellers and the Purchased Assets. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS AGREEMENT (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE) OR IN ANY TRANSACTION DOCUMENT, PURCHASER IS ACQUIRING THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS.
ARTICLE VII
COVENANTS
Section 7.1Conduct of Business Pending Closing.
(a)Except (i) as otherwise expressly contemplated by this Agreement or the other Transaction Documents, (ii) as may be required by applicable Law or Bankruptcy Court, including in connection with or as a result of the Bankruptcy Cases or any Order, or (iii) with the prior written consent of Purchaser, during the period from and after the date hereof until the earlier of termination of this Agreement and the Closing, Sellers shall use their commercially reasonable efforts to conduct (and shall cause the Purchased Entities to use their commercially reasonable efforts to conduct) the Business in all material respects in the ordinary course of business, including meeting all postpetition obligations relating to the Business as they become due.
(b)Except (i) as otherwise expressly contemplated by this Agreement or the other Transaction Documents, (ii) as may be required by applicable Law or Bankruptcy Court, including in connection with or as a result of the Bankruptcy Cases or any Order, or (iii) with the prior written consent of Purchaser, during the period from and after the date hereof until the earlier of termination of this Agreement and the Closing Date, (x) Sellers shall use their commercially reasonable efforts to (and shall cause the Purchased Entities to use their commercially reasonable efforts to) (A) preserve and maintain, in all material respects, their relationships with their customers, suppliers, unions, partners, lessors, licensors, licensees, franchisees, contractors, distributors, agents, officers, employees and other Persons with which they have business relationships which are material to the Business, taken as a whole; provided, that nothing herein shall prevent Sellers from commencing or defending any Action against or by any such Person in connection with the claims of such Person in Bankruptcy Cases, (B) preserve and maintain in all material respects the Purchased Assets, ordinary wear and tear excepted, (C) preserve in all material respects the ongoing operations of the Business, (D) maintain the Books and Records in all material respects in the ordinary course of business, and (y) Sellers shall (and shall cause the Purchased Entities to) (A) comply in all material respects with all applicable Laws; (B) use reasonable best efforts to not enter into any business, arrangement or otherwise take any action that would reasonably be expected to have a Material Adverse Effect on the ability of Sellers or Purchaser to obtain any approvals of any Governmental Authority related to this Agreement and the transactions contemplated hereby, and (C) the extent permitted after the filing of the Bankruptcy Cases or by Order of the Bankruptcy Court, pay all applicable Taxes as such Taxes become due and payable.
(c)Without limiting the generality of the foregoing, except (i) as otherwise expressly contemplated by this Agreement or the other Transaction Documents, (ii) as may be required by applicable Law or Bankruptcy Court, including any requirements or limitations resulting from the Bankruptcy Case (including in connection with the DIP Financing Agreement), or (iii) with the prior written consent of Purchaser or approval of the Bankruptcy Court, during the period from and after the date hereof until the earlier of termination of this Agreement and the Closing, Sellers shall (and shall cause the Purchased Entities to) not to do any of the following:
(A)with respect to the Equity Securities of Sellers or any Purchased Entity, declare, set aside or pay any dividends (payable in cash, stock, property or otherwise) on, or make any other distributions in respect of such Equity Securities;
(B)issue, deliver, sell, pledge or otherwise cause to be encumbered or subjected to any Lien (other than any Permitted Lien), the Equity Securities of any Seller (or any Purchased Entity);
(C)amend any of their respective Fundamental Documents;
(D)acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business of another Person;
(E)sell, assign, license, transfer, convey, lease or otherwise dispose of any Purchased Assets, other than (1) in the ordinary course of business and (2) the expiration of Intellectual Property at the end of its non-renewable statutory life;
(F)other than with respect to the loans made pursuant to the DIP Financing Agreement, incur any Indebtedness for borrowed money;
(G)pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, purchase any properties or assets from, or enter into any (1) Contract that would have constituted a Material Contract if in effect as of the date hereof, (2) Contracts for Indebtedness, or (3)  Contract relating to any interest rate, currency or commodity derivatives or hedging transaction with, any of Sellers’ (or any Purchased Entity’s) executive officers or directors (or immediate family members thereof), in each case other than payment of compensation and benefits in the ordinary course of business consistent with past practice;
(H)other than in accordance with Section 2.5 hereof, assume, reject or amend, restate, supplement, modify, waive any material rights under or terminate any (1) Contracts for material Indebtedness, (2) Contract relating to any interest rate, currency or commodity derivatives or hedging transaction, (3) Lease, or (4) material Permit;
(I)enter into any settlement of any claim (or make) that (1) is outside the ordinary course of business, (2) would (or would reasonably be expected to) materially delay (or otherwise materially impede or materially prevent) the Closing, (3) subjects any Seller (or any Purchased Entity) to any material non-compete or other similar material restriction on the conduct of its business that would be binding following the Closing, or (4) arises from or relates to any investigation by a Governmental Authority, including any fines, penalties or claims for indemnification (except, in the case of clause (4), to the extent paid by available insurance);
(J)adopt or change any method of accounting (except as required by changes in GAAP), make, change or revoke any Tax election, change any annual Tax accounting period, file any amended Tax Return, enter into any closing agreement, request any Tax ruling with or from a Governmental Authority, settle or compromise any Tax claim or assessment, surrender any right to claim a Tax refund, offset, or other reduction in Tax Liability, consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment, or take or omit to take any other action if such action or omission (A) would (or would reasonably be expected to) have a material effect on any Seller (or any Purchased Entity) or (B) could have an adverse effect on Purchaser, in each case, except as required by applicable Law;
(K)except as may be required by applicable Law, (1) grant any increase or acceleration in compensation or benefits, (2) grant any increase in severance or termination pay (including the acceleration in the exercisability of any options or in the vesting of Equity Securities (or other property)), (3) enter into, amend, or terminate any Assumed Benefit Plan or other employment, deferred compensation, severance, or termination agreement with or for the benefit of any Employees or other service providers, (4) pay or provide to any Employee or other service provider any benefit not provided for under a Benefit Plan as in effect on the date hereof to which such Employee or other service provider is a beneficiary of as of the date hereof, (5) establish, adopt, enter into, terminate or amend any Collective Bargaining Agreement or other labor union contract (except as required by applicable Law or except as may be expressly required by the terms of this Agreement), (6) take any action to accelerate or dilute any rights or benefits, including vesting and payment, under any Collective Bargaining Agreement, or (7) hire or terminate (other than for cause) the employment of any Employee or other service provider, other than any Employee receiving annualized total compensation of less than $100,000 in the ordinary course of business consistent with past practice; or
(L)agree to take any of the foregoing actions.
Section 7.2Access to Information. Until the Closing Date, Sellers shall (a) afford to the officers, employees, attorneys, financial advisors, financing sources, Affiliates and other representatives of Purchaser (collectively, the “Purchaser Advisors”), access during normal business hours and upon advance notice to the Purchased Assets and Sellers’ (and the Purchased Entities’) properties, Books and Records (including access to existing environmental reports) and Contracts; (b) make available to Purchaser Advisors copies of all such Contracts, Books and Records and other existing documents and data as Purchaser Advisors may request, including any financial data filed with the Bankruptcy Court or otherwise provided to any lender under any Indebtedness of Sellers and, to the extent permitted by applicable Privacy and Data Security Laws, any Personal Data maintained by Sellers or the Business, including but not limited to Personal Data of current, former or prospective customers, Employees or vendors, used in or relating to the operations of the Business or the Purchased Assets in a manner that is compliant with all applicable Laws; and (c) make available to Purchaser Advisors during normal business hours and upon advance notice the appropriate management personnel of Sellers and the Purchased Entities (and Sellers shall use commercially reasonable efforts to cause their respective attorneys, accountants and other professionals to be made available to Purchaser Advisors) for discussion of the Business, the Purchased Assets, the Assumed Liabilities and personnel as Purchaser may request, in each case so long as such access does not unreasonably interfere with the operations of Sellers; provided, however, that nothing in this Section 7.2 shall require Sellers to furnish to Purchaser Advisors any confidential materials subject to any attorney-client privilege to the extent disclosure thereof would result in the loss of such privilege.
Section 7.3Consents. Sellers shall (and shall cause the Purchased Entities to) use commercially reasonable efforts to reasonably cooperate with Purchaser’s efforts to solicit and obtain all Consents, waivers, approvals, authorizations or Orders required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including with respect to any Contracts designated to be Purchased Contracts in accordance with Section 2.5 hereof.
Section 7.4Further Assurances; Support of Transaction.
(a)At any time and from time to time after the date hereof, Sellers (and Sellers shall cause the Purchased Entities to) and Purchaser agree to use commercially reasonable efforts to reasonably cooperate with each other and (i) at the reasonable request of the other party, execute and deliver any instruments or documents and (ii) take, or cause to be taken, all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder as promptly as practicable.
(b)During the period from and after the date hereof until the earlier of the termination of this Agreement and the Closing, each of the parties hereto shall, and shall cause its Affiliates (including, with respect to Sellers, each of the Purchased Entities) to use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary or advisable to obtain as promptly as practicable all governmental and regulatory Consents (including any Consents from Governmental Authorities) required to be obtained in connection with the transactions contemplated hereby.
(c)Following the Closing, for the purposes of Sellers (i) preparing or reviewing Tax Returns, (ii) monitoring or enforcing rights or obligations under this Agreement, (iii) defending third-party lawsuits or complying with the requirements of any Governmental Authority, or (iv) completing the Wind-Down Activities and closing of the Bankruptcy Cases, the dissolution of Sellers, and related tax and other administrative matters, (A) upon reasonable notice, Purchaser shall, at Sellers’ sole expense, in compliance with any Law, permit Sellers and Seller Representatives reasonable access to all premises, properties, personnel, Books and Records, and Contracts or Leases, which access shall include (I) the right to copy such documents and records as they may reasonably request, and (II) Purchaser’s copying and delivering such documents or records as reasonably requested, and (B) Purchaser shall, at Sellers’ sole expense, provide reasonable access to Purchaser’s personnel during regular business hours to assist Sellers, in each case for Seller’s Wind-Down Activities, the administrating, prosecuting and processing third party claims and other third party Actions, and preparation of Tax Returns and requirements in the Bankruptcy Cases, provided that such access or assistance does not unreasonably interfere with Purchaser’s and its Affiliates’ operations. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be required to disclose any information or provide access to Sellers and Seller Representatives (x) if such disclosure or access would cause the forfeiture of any attorney-client or other legal privilege or contravene any applicable Laws, (y) such disclosure or access or related activities would cause a violation of any Contract to which Purchaser or its Affiliates (including, following the Closing, the Purchased Entities) is a party or (z) such disclosure would violate any applicable Laws related to privacy or data privacy.
Section 7.5Bankruptcy Covenants.
(a)Sale Procedures.
(i)Sellers have filed the Sale Motion. No later than 29 days after the Petition Date, Sellers shall have executed this Agreement, pursuant to which Purchaser will purchase the Purchased Assets free and clear of all liens, claims, interests and encumbrances, subject only to higher or otherwise better offers. Sellers shall use reasonable best efforts to obtain entry by the Bankruptcy Court of the Sale Procedures Order (with such changes thereto as Purchaser shall approve or request) within 37 days after the Petition Date. Subject to entry of and in accordance with any provisions of the Sale Procedures Order, Sellers shall hold an Auction on the Sale no later than 50 days after the Petition Date, obtain a Sale Order no later than 58 days after the Petition Date and consummate the Sale transaction no later than 60 days after the Petition Date. Sellers shall comply with all of the terms and conditions contained in the Sale Procedures, including the occurrence of the events by the dates and times listed therein which terms and conditions are expressly incorporated by reference herein as if set forth in full. From the time of execution and delivery by each Seller and Purchaser of this Agreement until its termination, Sellers and Seller Representatives shall not be subject to any restrictions with respect to the solicitation or encouragement of any entity concerning an Alternative Restructuring Proposal in accordance with the Sale Procedures.
(b)Bankruptcy Court Approval.
(i)Sellers shall use reasonable best efforts to serve a copy to each applicable Taxing Authority of the Sale Motion, proposed Sale Order and proposed Sale Procedures Order, or notice of such motions and orders in addition to instructions on how to obtain such motion and orders, in each jurisdiction where the Purchased Assets are subject to Tax at least 25 days prior to the Sale Hearing.
(ii)Sellers shall use reasonable best efforts, and shall reasonably cooperate, assist and consult with Purchaser, to obtain entry by the Bankruptcy Court of the Sale Order no later than 58 days after the Petition Date. Sellers and Purchaser shall take all commercially reasonably actions as may be reasonably necessary to cause the Sale Order to be issued and entered, including, to the extent reasonably practicable, furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court. Purchaser agrees that it will promptly take such commercially reasonable actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of (A) providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code, and (B) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code.
(iii)If the Sale Procedures Order, Sale Order or any other Orders of the Bankruptcy Court relating to this Agreement shall be appealed by any party (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such order), Sellers shall diligently defend against such appeal, petition or motion and shall use their reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion; provided that Sellers consult with Purchaser at Purchaser’s request regarding the status of any such proceedings or other Actions.
(iv)Sellers shall consult in good faith with Purchaser and its representatives concerning the Sale Procedures Order the Sale Order, any other Orders of the Bankruptcy Court, and the Bankruptcy Cases in connection therewith and provide Purchaser with copies of all applications, pleadings, notices, motions, proposed Orders and other documents relating to such proceedings or otherwise in connection with the transactions contemplated by this Agreement as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court and consult in advance in good faith with Purchaser regarding the form and substance of any such proposed filing with the Bankruptcy Court. Sellers further covenant and agree that, after the Closing, the terms of any reorganization plan it submits to the Bankruptcy Court for confirmation or sanction shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including any transaction contemplated by or approved pursuant to the Sale Procedures Order or the Sale Order.
Section 7.6Employee Matters.
(a)No later than three days prior to the Closing Date, Purchaser shall deliver to Sellers a list of active employees of Sellers to whom Purchaser intends to offer (or intends to cause its applicable Affiliate to offer) at will employment effective as of the Closing Date in Purchaser’s sole and absolute discretion on terms and conditions consistent with this Section 7.6 (which offers may, in Purchaser’s sole discretion, be made in the form of an “opt-out” transfer letter). Each such employee who is offered and accepts such offers of employment with Purchaser (or its applicable Affiliate) based on the initial terms and conditions set by Purchaser (in its sole and absolute discretion) and further actually commences employment with Purchaser (or its applicable Affiliate) as of the Closing Date will become a “Transferred Employee,” with such employment with Purchaser (or its applicable Affiliate) to commence at 10:01 AM (New York, New York time) on the Closing Date. Sellers shall terminate, or shall cause to be terminated, effective as of immediately prior to 10:01 AM (New York, New York time)

on the Closing Date, the employment of all Transferred Employees. Sellers will reasonably cooperate with any reasonable requests by Purchaser in order to facilitate the offers of employment and delivery of such offers. Neither Purchaser nor any of its Affiliates shall have any Liability for any pay, benefits, or similar claims of any (i) employee or other service provider who is not a Transferred Employee or (ii) Transferred Employees earned or accrued prior to the Closing Date, which Liabilities in each case, shall remain the sole responsibility of Sellers and their respective Affiliates, as applicable, and Purchaser (and its Affiliates) shall not be required to maintain any minimum benefit or compensation levels or prevent any change in the employee benefits provided to any Transferred Employees, except as required by Law. Neither Purchaser nor any of its Affiliates shall have any obligation to provide any severance, payments, or benefits to any employees of Sellers and their respective Affiliates. Purchaser and its Affiliates shall have no Liability whatsoever for, and Sellers shall retain, any and all Liabilities (including statutory or contractual severance benefits) with respect to, (i) any compensation or other obligations owing or purported to be owing to any current or former employee or other service provider by any Seller, including any severance (including statutory or contractual severance benefits), separation pay, change of control payments or benefits, retention payments, or any other payments or benefits arising in connection with the termination of such employee’s employment by or such service provider’s services to any Seller or any of their respective Affiliates (whether occurring or arising prior to, upon or after the Closing Date) or (ii) any cause of action under the WARN Act by any past or present employee or other service provider (whether or not a Transferred Employee) in connection with such employee’s employment with or such service provider’s services to any Seller or any of their respective Affiliates (or any other “employment loss” or similar action identified in the WARN Act), except in each case as otherwise expressly provided in Section 2.3(c). As soon as reasonably practicable following Purchaser’s request, and in any event no later than five Business Days prior to the Closing Date, Sellers shall provide Purchaser with a written schedule of each “employment loss” (as defined in the WARN Act) experienced by any employee or other service provider of Sellers during the 90-day period prior to the Closing Date (including the location of employment of such employee, and the reason for the employment loss) and such other information as Purchaser may reasonably request to determine whether any actions taken by Sellers prior to, upon, or after the Closing Date, or any actions taken by Purchaser or its Affiliates upon or after the Closing Date, is reasonably likely to require the delivery of notice or payment in lieu of notice (under the WARN Act or otherwise) to any individuals (it being understood that any notices or filings required under the WARN Act with respect to any “employment loss” with Sellers or their Affiliates shall remain the sole obligation of Sellers). Sellers and Purchaser intend that the consummation of the transactions contemplated by the Transaction Documents shall not alone constitute a severance or termination of employment of any employee or other service provider prior to or upon the Closing for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of Sellers, and that Transferred Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing.
(b)Sellers and Purchaser hereby agree to follow the standard procedure relating to employment Tax reporting as provided in Section 4 of Rev. Proc. 2004-53, I.R.B. 2004-35. Accordingly, Sellers shall have employment Tax reporting responsibilities for the wages and other compensation paid by or on behalf of Sellers to employees and Purchaser shall have employment tax reporting responsibilities for the wages and other compensation paid by or on behalf of Purchaser (or its applicable Affiliate) to Transferred Employees.
(c)Sellers shall be liable for all workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment, and other welfare benefit claims (“Welfare Claims”) incurred (i) at any time by their employees and other service providers and their eligible dependents who are not Transferred Employees, or (ii) prior to the Closing Date by the Transferred Employees and their eligible dependents. With respect to Welfare Claims incurred on or after the Closing Date by the Transferred Employees and their eligible dependents, Purchaser shall be solely responsible. For these purposes, a Welfare Claim shall be deemed to be incurred: (A) in the case of workers’ compensation and short-term disability benefits, at the time of the injury, sickness, or other event giving rise to the claim for such benefits; (B) in the case of medical, prescription, drug, dental, or vision benefits, at the time the professional services, equipment, or prescription drugs covered by the applicable plan are obtained; (C) in the case of life insurance benefits, upon death; and (D) in the case of accidental death and dismemberment benefits, at the time of the accident. In the case of workers’ compensation claims arising out of injuries with an identifiable date of occurrence sustained prior to the Closing Date, including injuries sustained on or after the Closing Date that are aggravations, exacerbations, or re-injuries of medical conditions or diagnoses resulting from injuries that were sustained before the Closing Date or arising out of injuries or occupational diseases without an identifiable date of occurrence or exposure, originating from within Sellers’ facilities and which are alleged to have been sustained or contracted on or prior to the Closing Date, such workers’ compensation claims shall be deemed to be incurred prior to the Closing Date.
(d)Sellers shall be solely responsible for compliance with the requirements of Section 4980B of the IRC and Part 6 of Subtitle I of ERISA, including provision of continuation coverage (within the meaning of COBRA), with respect to all employees and other service providers, and their respective eligible spouses and dependents, for whom a “qualifying event” (within the meaning of COBRA) occurs at any time on or prior to the Closing Date (including qualifying events that occur in connection with the transactions contemplated by the Transaction Documents). Purchaser shall be responsible for compliance with such health care continuation requirements with respect to all Transferred Employees and their respective eligible spouses and dependents for whom a “qualifying event” (within the meaning of COBRA) occurs after the Closing Date.
(e)To the extent that a Transferred Employee is entitled under applicable Law to be paid for any vacation days accrued or earned but not yet taken by such Transferred Employee as of the Closing Date, the applicable Sellers shall pay to each Transferred Employee all amounts in respect of vacation days and other paid time off accrued but not taken by such Transferred Employee on or prior to the Closing Date and Purchaser shall have no obligation to honor such accrued vacation days or paid time off after the Closing Date.
(f)The parties hereto shall reasonably cooperate in good faith to assign to Purchaser (or its designee) all Assumed Benefit Plans, including all related pre-payments, deposits, and refunds thereunder and any assets, trusts, or insurance policies maintained pursuant thereto or in connection therewith, in each case, effective as of the Closing. If Purchaser’s (or its designee’s) assumption of one or more Assumed Benefit Plans is not practicable, the parties hereto shall reasonably cooperate in good faith to permit the transfer of the applicable assets of the applicable Benefit Plan(s) related to the Transferred Employees and that are intended to be Assumed Benefit Plans to the corresponding Purchaser employee benefit plan(s) in accordance with the intent of this Agreement. The parties hereto shall cooperate in good faith to enter into such amendments to this Agreement as are necessary to effectuate the actions contemplated pursuant to this Section 7.6(f).
(g)If requested by Purchaser in a writing delivered to Sellers following the date hereof and no later than 30 days following the date hereof, Sellers shall adopt resolutions to terminate, effective as of no later than the day before the Closing Date, any Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the IRC (a “Seller 401(k) Plan”). Sellers shall provide Purchaser with a copy of the resolutions and any plan amendments, notices, and other documents prepared to effectuate the termination of Seller 401(k) Plans in advance and give Purchaser a reasonable opportunity to comment on such documents in advance (which comments shall be considered in good faith), and prior to the Closing Date, Sellers shall provide Purchaser with the final documentation evidencing that Seller 401(k) Plans have been terminated effective as of no later than the day before the Closing Date.
(h)Following the date of this Agreement, Sellers and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 7.6, including (i) exchanging information and data relating to workers’ compensation, employee benefits, and employee benefit plan coverages and any information that is reasonably necessary to affect their respective Tax withholding, accounting, and reporting obligations under applicable Law, (ii) obtaining any governmental approvals required hereunder, (iii) responding to reasonable questions posed by employees, labor unions, employee representatives, or any other Persons, (iv) providing offers of employment to the employees selected by Purchaser in accordance with Section 7.6(a), and (v) transferring to Purchaser, no later than the Closing Date, all employee records, including all current employment eligibility verification form and related records, documents, and papers, of the Transferred Employees.

(i)The parties hereto shall reasonably cooperate in good faith with respect to any communications to employees and other service providers regarding the transactions contemplated by this Agreement and the other Transaction Documents. Sellers will provide Purchaser with a reasonable opportunity to review and comment on any communications intended for the employees and other service providers that it desires or has to send to employees or other service providers prior to the Closing Date. Purchaser will provide Sellers with a reasonable opportunity to review and comment on any communications intended for the employees and other service providers (including regarding its offers of employment) that it desires or has to send to employees and other service providers prior to the Closing Date or to terminate the services of any service provider of any Seller or any of its Affiliates.
(j)The parties hereto acknowledge and agree that all provisions contained in this Section 7.6 are included for the sole benefit of the parties to this Agreement, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employee, former employee, or other service provider of Sellers (including the Employees or Transferred Employees), any participant in any employee benefit plan maintained by any of the parties, or any dependent or beneficiary thereof, or (ii) to continued employment or engagement with any of the parties hereto or any of their respective Affiliates. Nothing contained in this Section 7.6 is intended to be or shall be considered to be an amendment or adoption of any Benefit Plan or any other plan, program, Contract, arrangement, or policy of the parties hereto or any of their respective Affiliates. In addition, nothing contained in this Section 7.6 shall interfere with the parties’ or any of their respective Affiliates’ right to amend, modify, or terminate any Benefit Plan in accordance with its provisions or to terminate the employment or engagement of any employee or other service providers of Sellers (including the Employees) or, following the Closing, of the Transferred Employees.
Section 7.7Use of Name. Each Seller agrees, and agrees to cause each of its controlled Affiliates (other than the Purchased Entities), to use commercially reasonable efforts, to the extent (A) practicable, without requiring unreasonable time and expense incurred by the Sellers, (B) such efforts would not reasonably be expected to cause any delay, hindrance, or prevention with respect to the Bankruptcy Court’s entry of the Sale Procedures Order and the Sale Order, and (C) permitted by applicable Law, to, (a) at or prior to the Closing, legally change its business and corporate names, and amend its Fundamental Documents to change their respective entity names, to new names that are, in Purchaser’s reasonable judgment, sufficiently dissimilar to each Seller’s respective present name so as to avoid confusion, and take such actions as are necessary to make their respective names in effect as of the date hereof available to Purchaser for use following the Closing and (b) as promptly as practicable (but in no event later than 10 days) after the Closing Date, cease doing business under the name (i) “Mondee”, (ii) the names of any of Sellers as of the date hereof, and (iii) any confusingly similar derivations of any thereof (the “Purchased Names”) or any names or marks confusingly similar thereto. In furtherance of the foregoing (but subject to (x) the limitations contained in clauses (A) through (C) of the preceding sentence and (y) the last sentence of this Section 7.7), each Seller will (1) to the extent permitted by applicable Law, revoke any filing that it may have made heretofore with any Governmental Authority relating to its use of the Purchased Names and of any like names or combinations of words or derivations thereof, (2) prepare and file with the appropriate Governmental Authority appropriate documents, including articles of amendment, changing its name so as to effectuate the same and a deliver evidence of such name change to Purchaser reasonably promptly (and in any event within 5 Business Days) following the effectiveness of such name change, and (3) following the effectiveness of such name changes (but in any event no later than 45 days following the Closing Date), file notices of such name changes with the Bankruptcy Court in connection with the Bankruptcy Cases and in any other legal case or other Action in which any Seller is a party and for the purpose of winding up Sellers and their respective estates. Nothing in this Section 7.7 shall prohibit Sellers from using any Purchased Names in text-only form in any non-trademark use that is factually accurate solely (i) as a former name for legal and noticing purposes, including to convey to customers or the general public that the Business is no longer owned by Sellers, or (ii) for non-commercial purposes relating to the preservation of records and other historical or archived documents containing or referencing such Purchased Names. Notwithstanding the foregoing or anything to the contrary in this Agreement, to the extent that Sellers have not legally changed their business and corporate names and delivered evidence of such name change to Purchaser at or prior to the Closing (including as a result of the limitations contained in clauses (A) through (C) of the first sentence of this Section 7.7), Sellers shall as promptly as practicable (but in no event later than 10 Business Days) after the Closing Date, effect such name changes and deliver evidence of such name change to Purchaser.

Section 7.8License Approvals. At Purchaser’s sole cost and expense, Sellers (and each Purchased Entity) shall use commercially reasonable efforts to assist Purchaser with the preparation, filing and prosecution of each application, petition or other filing with any Governmental Authority with respect to obtaining the necessary consents and approvals pertaining to transfer of any Licenses to Purchaser (collectively, the “License Approvals”), including making reasonably available to Purchaser, upon Purchaser’s reasonable request, Sellers’ (and the Purchased Entities’) employees responsible for managing the Licenses and Sellers’ (and the Purchased Entities’) License counsel (subject to compliance with ethical rules) to assist and consult with Purchaser on the License Approvals. Sellers (and each Purchased Entity) shall use commercially reasonable efforts to provide to Purchaser any necessary information for obtaining the Licenses, and shall direct all persons employed by, related to or under control of Sellers (or any Purchased Entity) whose cooperation is reasonably necessary or convenient to Purchaser’s application for licenses in Purchaser’s name, and shall provide any Licenses of Sellers for surrender when directed by Purchaser to do so. To the extent allowed under applicable Law, Sellers shall further reasonably cooperate with Purchaser, at Purchaser’s reasonable request (and Purchaser’s sole cost and expense), to allow any Licenses to be used by Purchaser until Purchaser is able to secure its own Licenses.
Section 7.9Access to Insurance Policies. Following the Closing, to the extent that any insurance policy which constitutes a Purchased Asset covers any Excluded Liabilities (including tort liabilities and operational liabilities), if requested by Sellers in writing (email being sufficient), Purchaser shall make such insurance policies available to Sellers to satisfy bona fide claims of any third party with respect to Excluded Liabilities that are covered by such insurance policies. Upon the receipt by Purchaser of any such insurance proceeds or condemnation proceeds relating to any Excluded Asset or Excluded Liability, Purchaser shall as promptly as practicable (but, in any event, within three (3) Business Days) pay or cause to be paid to Sellers (or their designee) such proceeds, net of any unreimbursed out-of-pocket costs or expenses incurred in the recovery thereof. Upon the receipt by any Seller of any such insurance proceeds or condemnation proceeds from any Excluded Insurance Policy relating to any Purchased Asset or Assumed Liability, such Seller shall as promptly as practicable (but, in any event, within three (3) Business Days) pay or cause to be paid to Purchaser (or its designee) such proceeds, net of any unreimbursed out-of-pocket costs or expenses incurred in the recovery thereof.
Section 7.10Public Announcements. From and after the date hereof, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither Purchaser nor Sellers shall issue any such press release or make any public statement prior to obtaining Sellers’ (in the case of Purchaser) or Purchaser’s (in the case of Sellers) written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure is made in any filing made with any court or other Governmental Authority or may be required by applicable Law or by the Bankruptcy Court; provided, further, that nothing in this Agreement shall restrict or prohibit (a) Sellers, Purchaser or their respective Affiliates from making any announcement to their respective customers, vendors and other business relations to the extent that such announcement consists solely of, or is otherwise consistent in all material respects with previous press releases, public disclosures or public statements made by any party hereto in accordance with this Agreement, in each case, to the extent such disclosure is still accurate in all material respects (and not misleading) or (b) Purchaser or its Affiliates from making any announcement to their employees or existing or prospective limited partners or other investors, in each case, subject to the terms of the Confidentiality Agreement.
Section 7.11Seller Confidentiality. Following the Closing, Sellers shall, and Sellers shall cause their respective Affiliates and Seller Representatives to, maintain as confidential and not use or disclose, any confidential, proprietary or non-public information or materials (i) relating to the Business (excluding to the extent relating to the Excluded Assets, and in such case solely to such extent), the Purchased Entities, the Purchased Assets, or the Assumed Liabilities or (ii) provided by Purchaser or any of the Purchaser Representatives to any Seller. In the event any Seller or any of their respective Affiliates or Seller Representatives is required by applicable Law to disclose any such information or materials, such Seller shall to the extent practicable and not prohibited by applicable Law, promptly notify Purchaser in writing of such required disclosure, which notification shall include a reasonable description of the nature of the legal requirement and the extent of the required disclosure, and such Person shall reasonably cooperate with Purchaser, at Purchaser’s sole expense, to obtain a protective order and otherwise preserve the confidentiality of such information or materials consistent with applicable Law. At any time that such protective order or remedy has not been obtained, such Seller or such Affiliate or Seller Representative may disclose only that portion of such information or materials which such Person is required by applicable Law to disclose. Information and materials subject to the confidentiality obligations in this Section 7.11 do not include any information or materials which (A) at the time of disclosure is or thereafter becomes generally available to or known by the public (other than as a result of the disclosure of such information or materials by Sellers or their Affiliates or Seller Representatives in breach of this Section 7.11) or (B) becomes available to any of Sellers or their Affiliates and Seller Representatives on a non-confidential basis from a Person (other than Purchaser or any of its Affiliates) who is not bound by a confidentiality agreement with Purchaser or any of its Affiliates.
Section 7.12Sale Free and Clear. Except as otherwise expressly set forth in this Agreement, the proposed Sale Order shall be drafted to provide, without limitation, that, (a) on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, Liabilities and Liens, against or created by Sellers, any of their Affiliates, or the bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Purchased Assets and (b) Purchaser is not a successor to any Seller or the bankruptcy estate by reason of any theory of Law or equity, and Purchaser shall not assume or in any way be responsible for any Liability of Sellers, any of their Affiliates and/or the bankruptcy estate, except as expressly provided in this Agreement. On the Closing Date, the Purchased Assets and Purchased Equity Securities shall be transferred to Purchaser free and clear of all obligations, Liabilities and Liens (other than Permitted Liens) to the fullest extent permitted by Section 363 of the Bankruptcy Code.
Section 7.13Wrong Pocket.
(a)Subject to the terms of this Agreement (including Section 2.5) and the other Transaction Documents, during the six (6)-month period following the Closing, if either Purchaser or any Seller becomes aware that any right, property or asset forming part of the Purchased Assets has not been transferred to Purchaser or that any right, property or asset not forming part of the Purchased Assets has been transferred to Purchaser (or its designee), it shall promptly notify the such other parties hereto and Purchaser or Sellers, as applicable, shall, as soon as reasonably practicable thereafter, ensure that such right, property or asset (and any related Liability) is transferred at the expense of Purchaser and with any necessary consent, to (i) Purchaser, in the case of any right, property or asset forming part of the Purchased Assets which was not transferred to Purchaser at or in connection with the Closing, or (ii) the applicable Seller, in the case of any right, property or asset not forming part of the Purchased Assets which was transferred to Purchaser (or its designee) at the Closing.
(b)Sellers, on the one hand, and Purchaser, on the other hand, each agree that, after the Closing, each will, to the extent permitted by applicable Law, hold in trust for the other’s benefit and accounts and will promptly transfer and deliver to the other, from time to time as and when received by such party or its Affiliates, any cash, checks with appropriate endorsements, payment of an Account Receivable or other account, trade, note receivable or other payment or other property or assets that such party or its Affiliates may receive on or after the Closing which properly belongs to such other party or their respective Affiliates pursuant to the terms of this Agreement. For the avoidance of doubt, except as otherwise provided in this Agreement, following the Closing, (i) if any payments due with respect to the Business are paid to any Seller or any of their Affiliates, the applicable Seller shall, or shall cause the applicable Affiliate to, promptly remit by wire or draft such payment to an account designated in writing by Purchaser and (ii) if any payments due with respect to the Excluded Assets are paid to Purchaser, the Purchased Entities or their Affiliates, Purchaser shall transfer, or cause its Affiliates to, promptly remit by wire or draft such payment to an account designated in writing by Sellers.
Section 7.14Seller Disclosure Schedule and Additional Schedules. As promptly as reasonably practicable after the date hereof, Sellers shall in good faith prepare and deliver to Purchaser for Purchaser’s review proposed final versions of the Seller Disclosure Schedule containing disclosures in order to make each representation and warranty of Sellers contained in ARTICLE V true and correct in all material respects. A final version of the Seller Disclosure Schedule shall be delivered by Sellers to Purchaser no later than the Seller Disclosure Schedule Delivery Date. The final Seller Disclosure Schedule delivered to Purchaser shall comply with the applicable terms set forth in this Agreement with respect thereto in all material respects. All other Schedules contemplated by this Agreement shall be delivered by the applicable party or parties hereto in accordance with the applicable terms of this Agreement.
ARTICLE VIII
TAX MATTERS
Section 8.1[Reserved].
Section 8.2Transfer Taxes. Any and all stamp, duty, stamp duty, transfer, documentary, registration, business and occupation and other similar Taxes (other than taxes imposed on or measured by net income or profits, capital gains, capital taxes, franchise taxes and branch taxes of any Seller) imposed by any Governmental Authority in connection with the Sale contemplated by this Agreement (the “Transfer Taxes”) shall be paid 100% by Purchaser.
Section 8.3Cooperation on Tax Returns and Tax Proceedings. Purchaser and Sellers shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns and any Action with respect to Taxes (each a “Tax Proceeding”) imposed on or with respect to the Purchased Assets or Business, as well as the making of any election relating to Taxes and the determination of liability for Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In furtherance of the foregoing, Sellers and any court-appointed trustee or other fiduciary charged with the wind-down of Sellers’ bankruptcy estate following the Closing shall have reasonable access to any Tax Returns and working papers which constitute Purchased Assets, as applicable, upon prior written request (email being sufficient) therefor by Sellers (or such trustee or fiduciary). Each Seller’s obligations under this Section 8.3 shall terminate upon the dissolution of such Seller. Sellers and their respective Affiliates shall (a) abide by all record retention agreements entered into with any Governmental Authority and (b) give Purchaser 30 days’ written notice prior to transferring, destroying or discarding any Tax records, or taking action to dissolve and terminate a Seller, and, if Purchaser so requests, shall allow Purchaser to take possession of such Tax records.
Section 8.4Property Taxes. Except with respect to any Assumed Liabilities, all Property Taxes for a Tax period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Sellers, on the one hand, and Purchaser, on the other hand, based on the number of days of such Tax period included in the Pre-Closing Tax Period and the number of days of such Tax period included in the Post-Closing Tax Period. Sellers shall be liable for the proportionate amount of the Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of the Apportioned Obligations that is attributable to the Post-Closing Tax Period.
Section 8.5Apportionment. Apportioned Obligations shall be timely paid, and all applicable filings, reports and Tax Returns shall be filed, as provided by applicable Law. The paying party shall be entitled to reimbursement from the non-paying party for Apportioned Obligations for which the non-paying party is liable pursuant to Section 8.4. Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.4, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly, but in no event later than ten days after the presentation of such statement.
Section 8.6Tax Structure. The parties hereto agree to cooperate in good faith to minimize Tax liabilities to the Sellers that arise from the purchase, including to take commercially reasonable efforts to structure the purchase as a non-taxable transaction under Section 368 of the Code (it being understood that in no instance shall the parties be obligated to structure the transaction as formal reorganization plan under Chapter 11).

Section 8.7Bulk Sales Laws. The parties intend that, pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any and all Liens (other than Permitted Liens), including any Liens or claims arising out of any bulk transfer Laws, and the parties shall take such steps as may be reasonably necessary or appropriate to so provide in the Sale Order.
ARTICLE IX
CONDITIONS
Section 9.1Conditions to Each Party’s Obligations. The respective obligations of Purchaser and Sellers to consummate the Sale shall be subject to the satisfaction at or prior to the Closing of each of the following conditions unless waived (to the extent waivable under applicable Law), by both Sellers, on the one hand, and Purchaser, on the other hand, in writing:
(a)No Injunctions or Restraints. No Order or other Law preventing or prohibiting consummation of the Sale shall be in effect.
(b)No DIP Financing Agreement Default. No Default or Event of Default (as each is defined in the DIP Financing Agreement) under the DIP Financing Agreement shall have occurred and be continuing.
(c)Continuing Effectiveness. This Agreement shall continue to remain in full force and effect.
(d)Entry of Orders. The Bankruptcy Court shall have entered the Sale Procedures Order, the Sale Order, and the Final DIP Order, and each shall be a Final Order (and no longer subject to appeal) and acceptable to Sellers, Purchaser and the Required DIP Lenders.
Section 9.2Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the Sale shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions unless waived in writing, in whole or in part, by Purchaser:
(a)Representations and Warranties of Sellers. The representations and warranties of Sellers set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing (without giving effect to any “material”, “materiality” or “Material Adverse Effect” qualification contained in such representations and warranties), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Performance of Obligations. Each Seller shall have performed and complied in all material respects with all of the covenants, obligations and agreements required by this Agreement to be performed or complied with by such Seller at or prior to the Closing.
(c)No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.
(d)Deliverables. Purchaser shall have been furnished with the documents set forth in Section 4.2(a).
(e)Consents of Third Parties. Purchaser shall have received all Consents set forth on Schedule VI; provided that the final version of Schedule VI will be completed concurrently with the finalization of Schedule I (Purchased Contracts).
(f)Cure Costs Cap. The Cure Costs, in the aggregate, are less than or equal to the Cure Costs Cap.

(g)Seller Disclosure Schedule. Purchaser shall have received final version of the Seller Disclosure Schedule in accordance with the terms of Section 7.14, and such final version shall not include, in Purchaser’s reasonable judgement, any fact, circumstance or occurrence not disclosed on or prior to the date hereof that is material and adverse (i) to the Business, taken as whole, or (ii) to any Purchased Entity that is material to the Business, taken as a whole.
Section 9.3Conditions to the Obligations of Sellers. The obligation of Sellers to consummate the Sale shall be subject to the satisfaction at or prior to the Closing of each of the following conditions unless waived in writing, in whole or in part, by Sellers:
(a)Representations and Warranties of Purchaser. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), in each case, except for such failure to be so true and correct that, individually or in the aggregate, has not had, or would not reasonably be expected to have, a material adverse effect on the ability of Purchaser to consummate, or would not otherwise materially impair or prevent Purchaser from consummating, the transactions contemplated by this Agreement.
(b)Performance of Obligations. Purchaser shall have performed and complied in all material respects with all of the covenants, obligations and agreements required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.
(c)Deliverables. Sellers shall have been furnished with the documents set forth in Section 4.2(b).
Section 9.4Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this ARTICLE IX that was not satisfied as of the Closing, other than the delivery of any IRS Form W-9 or W-9 pursuant to Section 4.2(a)(vi), will be deemed to have been waived for all purposes by the party hereto having the benefit of such condition as of and after the Closing. Purchaser or Sellers may not rely on the failure of any condition set forth in this ARTICLE IX, as applicable, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, including its obligation to use its reasonable best efforts to consummate the transactions contemplated hereby as required under this Agreement.
ARTICLE X
TERMINATION PROCEDURES
Section 10.1Termination. This Agreement may be terminated and the Sale contemplated in this Agreement may be abandoned at any time prior to the Closing Date, notwithstanding the fact that any requisite authorization and approval of the Sale shall have been received, as follows:
(a)by the mutual written consent of Purchaser, on the one hand, and Sellers, on the other hand;
(b)by Purchaser or Sellers, if the Closing has not occurred by the date that is 65 days after the Petition Date (the “End Date”); provided, that Purchaser may extend the End Date in its sole discretion from time to time to a date no later than May 1, 2025;
(c)by Purchaser or Sellers, if there shall be any (i) Order or other Law or (ii) Governmental Authority that issues any final and non-appealable ruling or order that, in each case, (A) prohibits, prevents or enjoins the consummation of the Sale or otherwise makes the consummation of the Sale illegal and (B) remain in effect for five Business Days after notice of such Order or other Law has been received by Sellers and Purchaser; provided that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose breach of this Agreement shall have been the cause of, or shall have resulted in the Order or other Law prohibiting, restraining, or enjoining the Sale;

(d)by Purchaser or Sellers upon the Bankruptcy Court’s approval of Sellers’ entry into or pursuit of an Alternative Restructuring Proposal; provided, that Sellers shall have the right to terminate this Agreement pursuant to this Section 10.1(d) only if they have complied in all material respect the requirements of Section 7.5(b) hereof;
(e)by Purchaser, if any Seller has materially breached any of its obligations under this Agreement or the Sale Order in a manner that causes the conditions set forth in Section 9.2(a) and Section 9.2(b) not to be met, and such breach is not cured following five Business Days’ notice thereof;
(f)by Sellers, if Purchaser has materially breached any of its obligations under this Agreement in a manner that causes the conditions set forth in Section 9.3(a) and Section 9.3(b) not to be met, and such breach is not cured following five Business Days’ notice thereof;
(g)by Purchaser, upon a termination of the DIP Financing Agreement or upon a modification of any DIP Order in any material respect without the consent of the requisite DIP Lenders;
(h)by Purchaser if 20% or more of the Post-Petition Payables incurred in the ordinary course of business remain outstanding and unpaid for a period greater than 30 days;
(i)by Purchaser, if for any reason Purchaser is not permitted by the Bankruptcy Court, pursuant to Bankruptcy Code Section 363(k), to credit bid the DIP Loans and/or the Pre-Petition Loans in payment of all or any portion of the Credit Bid;
(j)by Purchaser, if the actual Cure Costs exceed the Cure Costs Cap, unless Purchaser agrees in its sole discretion, to pay a higher amount of Cure Costs;
(k)by Sellers, if the board of directors of Parent decides in good faith that proceeding with the transaction contemplated by this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable Law or would violate applicable Law;
(l)by Purchaser if the Restructuring Support Agreement has been terminated or upon the occurrence of a Termination Event (as defined in the Restructuring Agreement) under the Restructuring Support Agreement;
(m)by Purchaser, if a final version of the Seller Disclosure Schedule is not delivered by Seller to Purchaser by the Seller Disclosure Schedule Delivery Date in accordance with the terms of Section 7.14, and such final version shall not include, in Purchaser’s reasonable judgement, any fact, circumstance or occurrence not disclosed on or prior to the date hereof that is material and adverse (i) to the Business, taken as whole, or (ii) to any Purchased Entity that is material to the Business, taken as a whole; or
(n)automatically upon the consummation of a transaction contemplated by an Alternative Restructuring Proposal.
(o)    In the event of termination of this Agreement as permitted by this Section 10.1, this Agreement shall become void ab initio and of no further force and effect, except for the provisions of Section 10.2 and ARTICLE XII, which shall remain in full force and effect, and nothing in this Agreement shall be deemed to release or relieve any party from any Liability for any fraud or willful breach by such party of the terms and provisions of this Agreement.
Section 10.2Fees and Expenses.
(a)All fees and expenses incurred in connection with this Agreement and the other Transaction Documents shall be paid by the party incurring such expenses, whether or not the Sale is consummated, subject to any provision of the DIP Order providing for Sellers’ payment of the fees and expenses of Purchaser.

(b)This Section 10.2, and the rights and obligations created hereunder, shall survive termination of this Agreement.
ARTICLE XI
NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS
Section 11.1No Survival of Representations and Warranties and Certain Covenants. The parties, intending to modify any applicable statute of limitations, agree that (a) none of the representations and warranties of Sellers or Purchaser contained in ARTICLE V and ARTICLE VI hereof, respectively, including the Seller Disclosure Schedule or any certificate or instrument delivered in connection herewith at or prior to the Closing, (b) none of the covenants contained in ARTICLE VII to be performed on or prior to the Closing shall survive the Closing, and (c) the parties’ respective covenants and agreements set forth herein that by their specific terms contemplate performance after the Closing shall survive the Closing indefinitely unless otherwise set forth herein; provided, that nothing herein shall limit the Wind-Down Activities and liquidation of Sellers following the Closing. The parties hereto acknowledge and agree, on their own behalf and on behalf of their respective Related Parties, that the agreements contained in this Section 11.1 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for five years and (ii) are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 11.1, none of the parties hereto would enter into this Agreement.
ARTICLE XII
MISCELLANEOUS
Section 12.1Governing Law. This Agreement shall be governed by, and construed in accordance with, the Bankruptcy Code and, to the extent not inconsistent with the Bankruptcy Code, the laws of the State of New York, without giving effect to conflict of laws principles thereof.
Section 12.2Jurisdiction; Forum; Service of Process; Waiver of Jury. With respect to any Action arising out of or relating to this Agreement, each of Sellers, on the one hand, and Purchaser, on the other hand, hereby irrevocably:
(a)consents to the jurisdiction of the Bankruptcy Court, as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement. After Sellers are no longer subject to the jurisdiction of the Bankruptcy Court, Sellers, on the one hand, and Purchaser, on the other hand, irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the State of New York, (“Selected Courts”) for any Action arising out of or relating to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and agrees not to commence any Action relating hereto or thereto except in such courts) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise;
(b)consents to service of process in any Action by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to Sellers, on the on hand, or Purchaser, on the other hand, at their respective addresses referred to in Section 12.5 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by applicable Law, and
(c)WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING, LITIGATION OR OTHER ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 12.3Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without, (a) with respect to an assignment by any Seller, the prior written consent of Purchaser or (b) with respect to an assignment by Purchaser, the prior written consent of Sellers and, in each case, any attempted assignment or delegation without such prior written consent shall be null and void; provided, however, that Purchaser may, without the consent of the other parties hereto, assign any and all of its rights, interests and obligations under this Agreement to one or more Affiliate(s) of Purchaser (including the right to acquire any or all of the Purchased Assets), which assignment, in either case, will not relieve Purchaser of any obligations hereunder. Except as specifically provided for herein, only the parties to this Agreement or their permitted assigns shall have rights under this Agreement; provided further, that such assignment by Purchaser shall be at no unreimbursed material cost, including Taxes, to any Seller; and provided further, that any Seller may, without the consent of the other parties hereto, assign any and all of its rights, interests and obligations under this Agreement to any trustee, estate representative or other similar Person solely in connection with the Wind-Down Activities, liquidation (including any liquidating plan) and dissolution of any Seller.
Section 12.4Entire Agreement; Amendment. This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersede all prior agreements relating to the subject matter hereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, modified, supplemented, waived, discharged or terminated other than by a written instrument signed by Sellers and Purchaser expressly stating that such instrument is intended to amend, modify, supplement, waive, discharge or terminate this Agreement or such term hereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).
Section 12.5Notices. All notices, demands, waivers, approvals, requests, consents and other communications required or permitted hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by electronic mail (with receipt confirmed), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other party:
(a)if to Sellers or Seller, to:
Mondee, Inc.
10800 Pecan Park Blvd #400
Austin, Texas 78750
Attention: Mandy Tachiki
Email: mtachiki@mondee.com
with a copy (that shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Rachel Strickland; Andrew Mordkoff; Adam B. Cohen
Email: Rachel.Strickland@friedfrank.com; Andrew.Mordkoff@friedfrank.com; Adam.Cohen@friedfrank.com

(b)if to Purchaser, to:
Mondee Purchaser, LLC
c/o TCW Asset Management Company LLC
1251 Avenue of the Americas, Suite 4700
Attn: Ryan Carroll
Email: ryan.carroll@tcw.com

with copies (that shall not constitute notice) to:

Proskauer Rose LLP
11 Times Square
New York, NY 10036
Attention: Michael Mezzacappa, Chad Dale, Steven Peck
Email: mmezzacappa@proskauer.com; cdale@proskauer.com; speck@proskauer.com

All such notices, demands, waivers, approvals, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the e-mail addresses specified above (or at such other address for a party as shall be specified by like notice).
Section 12.6Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to Sellers or Purchaser upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of Sellers or Purchaser nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Sellers or Purchaser of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law, in equity, or otherwise afforded to Sellers or Purchaser shall be cumulative and not alternative.
Section 12.7Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic transmission in .pdf format or other electronic method shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 12.8Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party. Any provision held invalid or unenforceable only in part or degree will remain in full force to the extent not held invalid or unenforceable.
Section 12.9Titles and Subtitles. The table of contents, titles, subtitles, and section headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
Section 12.10No Public Announcement. Absent the prior written consent of the other party, neither Sellers nor Purchaser shall make any press release or public announcement or statement concerning the transactions contemplated by the Transaction Documents, except as and to the extent that any such party shall be obligated to make any such disclosure by this Agreement, by applicable Law or as necessary for any party to enforce its rights hereunder or thereunder, and then only after giving the other party(ies) hereto, to the extent reasonable and practicable, reasonably adequate time to review such disclosure and consider in good faith the comments of the other party(ies) hereto and consultation as to such comments with such party(ies) as to the content of such disclosure; provided, however, that nothing in this Section 12.10 shall restrict the parties hereto from making disclosures to the Bankruptcy Court or in filings in the Bankruptcy Court; provided, that, to the extent practicable, the disclosing party provides the non-disclosing party with copies of all such filings or disclosures concerning the transactions contemplated by the Transaction Documents, to be delivered to such non-disclosing party at least two Business Days in advance of any such filing or disclosure and that the disclosing party shall consider in good faith any comments made by the non-disclosing party to such filings or disclosures. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, the parties hereto and each of their respective employees, representatives or other agents, are permitted to disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transactions and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such parties related to such tax treatment and tax structure; provided, however, that the foregoing permission to disclose the tax treatment and tax structure does not permit the disclosure of any information that is not relevant to understanding the tax treatment or tax structure of the transactions (including the identity of any party and the amounts paid in connection with the transactions); provided, further, however, that the tax treatment and tax structure shall be kept confidential to the extent necessary to comply with securities Laws.
Section 12.11Specific Performance. Sellers and Purchaser agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the parties fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) Sellers or Purchaser will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the parties’ respective covenants, obligations and agreements under this Agreement that survive the Closing, without the requirement of posting a bond or other security, and without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Sellers nor Purchaser would have entered into this Agreement. The remedies available to the parties hereto pursuant to this Section 12.11 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any party from seeking to collect or collecting damages.
Section 12.12Non-Recourse. All Liabilities that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with or as an inducement to this Agreement) or the transactions contemplated hereby may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement. No other Person, including any of their past, present or future Affiliates, directors, officers, employees, incorporators, members, partners, managers, stockholders, agents, attorneys, or representatives of, or any financial advisors or lenders to any of the foregoing (collectively, the “Non-Recourse Persons”) shall have any Liabilities for any Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach. To the maximum extent permitted by Law, Sellers, Purchaser and their permitted assigns hereby waives and releases all such Liabilities against any such Non-Recourse Persons.
Section 12.13Action by Sellers. Each Seller hereby irrevocably constitutes and appoints Mondee Holdings, Inc. as such Seller’s true and lawful attorney-in-fact and agent and authorizes it to act for such Seller and in such Seller’s name, place and stead, in any and all capacities to do and perform every act and thing required, permitted, necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as such Seller might or could do in person, including to: (a) take any and all actions (including executing and delivering any documents, incurring any costs and expenses on behalf of Sellers) and make any and all determinations which may be required or permitted in connection with the post-Closing implementation of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (b) give and receive notices and communications under this Agreement and the other Transaction Documents, (c) negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes with Purchaser arising out of or in respect of this Agreement or any other Transaction

Document and (d) make any other decision or election or exercise such rights, power and authority as are incidental to the foregoing.
Section 12.14Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.
Section 12.15Fiduciary Obligations. Nothing in this Agreement, or any document related to the transactions contemplated hereby, will require any Seller or any of their respective managers, officers or members, in each case, in their capacity as such, to take any action, or to refrain from taking any action, that the special committee of the board of directors (or other equivalent governing body) of such Seller has determined, in good faith after consultation with legal counsel and independent financial advisors, would be a violation of such Person’s fiduciary obligations or applicable Law. For the avoidance of doubt Sellers retain the right to pursue any transaction or restructuring strategy that, in Sellers’ business judgment, will maximize the value of their estates.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first above written.

SELLERS:

MONDEE HOLDINGS, INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

MONDEE HOLDINGS II, LLC

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

MONDEE, INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

MONDEE BRAZIL, LLC

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

COSMOPOLITAN TRAVEL SERVICE, INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

Signature Page to Asset Purchase Agreement

COSMOPOLITAN TRAVEL SERVICES INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

C & H TRAVEL & TOURS, INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

SKYLINK TRAVEL, INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

SKYLINK TRAVEL, INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

SKYLINK TRAVEL INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

SKYLINK TRAVEL SFO INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

Signature Page to Asset Purchase Agreement

TRANS AM TRAVEL, INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

TRANSWORLD TRAVEL, INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

HARI-WORLD TRAVEL GROUP, INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

EXPLORETRIP IP HOLDINGS, INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

EXPLORETRIP, INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

MONDEE ACQUISITION COMPANY INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

Signature Page to Asset Purchase Agreement

ROCKETRIP, INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

PURPLE GRIDS INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

SKYPASS TRAVEL, INC.

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

SKYPASS HOLIDAYS LLC

By: /s/ Mohsin Meghji
Name: Mohsin Meghji
Title: Chief Restructuring Officer

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first above written.
PURCHASER:

MONDEE PURCHASER, LLC

By: /s/ Suzanne Grosso
Name: Suzanne Grosso
Title: Authorized Signatory

Signature Page to Asset Purchase Agreement

SCHEDULE I
PURCHASED CONTRACTS
[***]

SCHEDULE II
PURCHASED     REAL PROPERTY LEASES
[***]

SCHEDULE III
ASSUMED BENEFIT PLANS
[***]

SCHEDULE IV
PURCHASED EQUITY SECURITIES

[***]

SCHEDULE V
ASSUMED LIABILITIES
[***]

SCHEDULE VI
CONSENTS OF THIRD PARTIES

[***]

EXHIBIT A
FORM OF SALE ORDER

[See Attached]

EXHIBIT B

FORM OF BID DIRECTION LETTER

[See Attached]

EXHIBIT C

FORM OF MUTUAL RELEASE AGREEMENT

[See Attached]

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